Exhibit 10.1

LEASE

Arboretum Courtyard, L.L.C.,

a Delaware limited liability company,

Landlord

and

CATASYS, INC.,

a California corporation,

Tenant

for

Arboretum Courtyard

2120 Colorado Avenue, Suite 230

Santa Monica, California

September 28, 2018

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

LEASE

THIS LEASE is made as of the 28th day of September, 2018 ("Effective Date"), between Arboretum Courtyard, L.L.C., a Delaware limited liability company ("Landlord"), and CATASYS, INC., a California corporation ("Tenant").

Landlord and Tenant hereby agree as follows:

ARTICLE 1

basic lease provisions

PREMISES	A portion of the second (2nd) floor of the Building, commonly known as Suite 230, as more particularly shown on Exhibit A, attached hereto.

BUILDING	The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land known as 2120 Colorado Avenue, Santa Monica, California.

PROJECT

That office building complex which is comprised collectively of the Building and that certain building located at 2150 Colorado Avenue, the land upon which such buildings are located, a subterranean parking garage located on such land, and all buildings and other improvements and plazas now or hereafter constructed on such land.

COMMENCEMENT DATE

The earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Premises and (ii) the date that is thirty (30) days following the date upon which the Premises are Ready for Occupancy. The Premises are anticipated to be Ready for Occupancy on April 1, 2019.

EXPIRATION DATE

If the Commencement Date shall be the first day of a calendar month, then the day immediately preceding the fifth (5th) anniversary of the Lease Commencement Date; or, if the Commencement Date shall be other than the first day of a calendar month, then the last day of the month in which the fifth (5th) anniversary of the Commencement Date occurs.

TERM	The period commencing on the Commencement Date and ending on the Expiration Date.

PERMITTED USES	Executive and general offices, consistent with the character of the Building as a first-class office building.

BASE YEAR	Calendar year 2019.

TENANT'S PROPORTIONATE SHARE	5.3523%.

AGREED AREA OF PROJECT	147,022 rentable square feet

AGREED AREA OF BUILDING	86,656 rentable square feet, as mutually agreed by Landlord and Tenant.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

AGREED AREA OF PREMISES	7,869 rentable square feet, as mutually agreed by Landlord and Tenant.

FIXED RENT	Months During Lease Term	Per Annum	Per Month	Monthly Fixed Rent Per Rentable Square Foot*

	1-12**	$571,289.40	$47,607.45	$6.05

	13-24	$591,284.52	$49,273.71	$6.26

	25-36	$611,979.47	$50,998.29	$6.48

	37-48	$633,398.75	$52,783.23	$6.71

	49-Expiration Date	$655,567.70	$54,630.64	$6.94

*The calculations of the monthly Fixed Rent Per Rentable Square Foot set forth above are approximate calculations based on a three and one half percent (3.5%) increase per annum and rounded to the nearest cent. Such approximations are provided for convenience only and the Per Annum and Per Month amounts set forth above shall control.

**Subject to the terms of Section 2.3(b), below.

ADDITIONAL RENT

All sums other than Fixed Rent payable by Tenant to Landlord under this Lease, including Tenant's Tax Payment, Tenant's Operating Payment, late charges, overtime or excess service charges, parking fees, damages, and interest and other costs related to Tenant's failure to perform any of its obligations under this Lease.

RENT	Fixed Rent and Additional Rent, collectively.

INTEREST RATE	The lesser of (i) three percent (3%) per annum above the then-current Base Rate, and (ii) the maximum rate permitted by applicable Requirements.

LETTER OF CREDIT	$407,566.00.

PARKING	Subject to the terms of Article 28 hereof.

TENANT'S ADDRESS FOR NOTICES	Until Tenant commences business operations from the Premises: Catasys, Inc. 11601 Wilshire Blvd, Suite 1100 Los Angeles, CA 90025 Attn: Susan Etzel

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Thereafter:

Catasys, Inc.

2120 Colorado Avenue, Suite 230
Santa Monica, California 90404
Attn: Susan Etzel

With copies to:

Loeb & Loeb LLP

10100 Santa Monica Blvd., Suite 2200

Los Angeles, California 90067

Attn: Thomas Hanley, Esq.

LANDLORD'S ADDRESS FOR NOTICES	Arboretum Courtyard, L.L.C. 2120 Colorado Avenue, Suite 125 Santa Monica, California 90404 Attn: Property Manager

With copies to: Tishman Speyer 45 Rockefeller Plaza New York, New York 10111 Attn: General Counsel and: Tishman Speyer 45 Rockefeller Plaza New York, New York 10111 Attn: Chief Financial Officer

TENANT'S BROKER	Jones Lang LaSalle, Inc.

LANDLORD'S AGENT	Tishman Speyer Properties, L.P. or any other person or entity designated at any time and from time to time by Landlord as Landlord's Agent.

All capitalized terms used in this Lease without definition are defined in Exhibit B, attached hereto.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

ARTICLE 2

PREMISES; TERM; RENT

Section 2.1     Lease of Premises. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. Landlord and Tenant hereby agree that the rentable square feet and usable square feet of the Premises, the rentable square feet of the office area of the Building and the rentable square feet of the Project have been agreed to by Landlord and Tenant and are as stipulated in Article 1 above. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with others, the Common Areas. Except in the event of an emergency or as otherwise specifically required pursuant to applicable Requirements or the terms of this Lease, Tenant shall be granted access to the Premises, the Building and the “Project Parking Facility,” as that term is defined in Article 28 below, twenty-four (24) hours per day, seven (7) days per week, every day of the year, during the Term, subject to all applicable Requirements, Landlord’s reasonable access control procedures, the Rules and Regulations and the terms of this Lease.

Section 2.2     Commencement Date. Upon the Effective Date, the terms and provisions hereof shall be fully binding on Landlord and Tenant. The Term of this Lease shall commence on the Commencement Date. Unless sooner terminated or extended as may be hereinafter provided, the Term shall end on the Expiration Date. If Landlord does not tender possession of the Premises to Tenant on or before any particular date, for any reason whatsoever, Landlord shall not be liable for any damage thereby, this Lease shall not be void or voidable thereby, and the Term shall not commence until the Commencement Date, subject to the terms of this Section 2.2 below. Landlord shall be deemed to have tendered possession of the Premises to Tenant upon the giving of notice by Landlord to Tenant stating that the Premises are vacant, in the condition required by this Lease and available for Tenant's occupancy. Except as set forth in Section 2.2, below, no failure to tender possession of the Premises to Tenant on or before any particular date shall affect any other obligations of Tenant hereunder. There shall be no postponement of the Commencement Date for (i) any delay in the tender of possession to Tenant which results from any Tenant Delay or (ii) any delays by Landlord in the performance of any punch list items relating to the construction of the Tenant Improvements. At any time during the Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit G, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) days of receipt thereof; provided, however, Tenant's failure to execute and return such notice to Landlord within such time shall be conclusive upon Tenant that the information set forth in such notice is as specified therein.

Landlord shall use commercially reasonable efforts to cause the Premises to be Ready for Occupancy on or before April 1, 2019, provided that this Lease is fully executed and delivered by Landlord and Tenant on or before September 30, 2018.

Notwithstanding anything to the contrary set forth herein, but subject to the terms of this provision below, in the event that the Tenant Improvements are comprised of general office improvements, and Landlord fails to cause the Premises to be Ready for Occupancy on or before May 1, 2019 (the "Rent Credit Date") for any reason other than an Unavoidable Delay or a Tenant Delay, then Tenant shall be entitled to an abatement of one (1) day of Fixed Rent attributable to the Premises for the number of days commencing as of the day immediately following the Rent Credit Date and continuing through the date that the Premises are Ready for Occupancy. In the event that Tenant Improvements are not comprised of general office improvements, then the Rent Credit Date shall be July 1, 2019. In the event that Tenant is entitled to an abatement of Fixed Rent pursuant to the terms of this Section 2.2, such abatement of Fixed Rent shall be credited towards Tenant's obligation to pay Fixed Rent for the Premises commencing as of the day immediately following the expiration of the seventh (7th) month of the Term. Tenant's right to an abatement of Fixed Rent as set forth in this Section 2.2 shall be Tenant's sole and exclusive remedy at law or in equity for Landlord's failure to cause the Premises to be Ready for Occupancy on or prior to the Rent Credit Date. The Rent Credit Date shall be extended on a day-for-day basis to the extent of any Unavoidable Delay, any Tenant Delay or in the event that the Lease is not fully executed and delivered by Landlord and Tenant on or before September 30, 2018.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Notwithstanding anything to the contrary set forth herein, in the event that Landlord fails to cause the Premises to be Ready for Occupancy on or before the date that is one (1) year following the full execution and delivery of this Lease (the "Outside Date") for any reason other than an Unavoidable Delay or a Tenant Delay, then, except as set forth above, the sole remedy of Tenant for such failure shall be the right to deliver a notice to Landlord (a "Election Notice") electing to terminate this Lease effective upon the date occurring ten (10) Business Days following receipt by Landlord of the Election Notice (the "Effective Termination Date"). The Election Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Date (as the same may be extended pursuant to the terms below) nor later than ten (10) Business Days after the Outside Date. In the event that Tenant fails to deliver to Landlord the Election Notice within ten (10) Business Days following the Outside Date, then Tenant shall be deemed to have waived its right to terminate the Lease pursuant to the terms of this Section 2.2. The Outside Date shall be extended to the extent of any Unavoidable Delay or any Tenant Delay. Upon any termination as set forth in this Section 2.2, Landlord and Tenant shall be relieved from any and all liability to each other resulting hereunder except that Landlord shall return to Tenant any prepaid rent or any Security Deposit (to the extent the same has been paid by Tenant to Landlord).

Section 2.3     Payment of Rent.

(a)     In General. Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States by wire transfer of funds, (i) Fixed Rent in equal monthly installments, in advance, on the first (1st) day of each month during the Term, commencing on the Commencement Date, and (ii) Additional Rent, at the times and in the manner set forth in this Lease.

(b)     Abated Fixed Rent. Notwithstanding any provision to the contrary contained in the Lease, Tenant shall be entitled to an abatement of the entirety of the Fixed Rent due for the second (2nd) through sixth (6th) full calendar months of the initial Term (the "Fixed Rent Abatement Period"). The amount Fixed Rent abated under the terms of this Section 2.3(b) shall be referred to herein as the "Fixed Rent Abatement Amount". Landlord and Tenant acknowledge that Tenant's right (the "Fixed Rent Abatement Right") to receive Fixed Rent abatement during the Fixed Rent Abatement Period has been granted to Tenant as additional consideration for Tenant's agreement to enter into this Lease and comply with the terms and conditions otherwise required under this Lease. If there is an Event of Default by Tenant which remains uncured beyond all applicable notice and cure periods, or if this Lease is terminated for any reason other than in connection with a Landlord default, casualty or condemnation, then, in addition to any other remedies Landlord may have under this Lease, Landlord, at its option, may elect any or all of the following remedies: (i) Tenant's right to receive Fixed Rent abatement under this paragraph shall automatically be deemed terminated and of no further force or effect; or (ii)  the unexpired portion of the Fixed Rent Abatement Period as of such Event of Default or termination shall be moved to the end of the initial Term, and Tenant shall immediately be obligated to begin paying Fixed Rent at the full amounts of the monthly installments therefor set forth above. The Fixed Rent Abatement Right set forth in this Section 2.3(b) shall be personal to the originally named Tenant hereunder (the "Original Tenant") and a Permitted Transferee Assignee (defined in Section 13.8(a), below) and shall not inure to the benefit of any other assignee, or any sublessee or other transferee of the Original Tenant's interest in this Lease. Tenant shall have the right by delivery of written notice to Landlord to convert any portion of the Fixed Rent Abatement Amount to the Tenant Improvement Allowance.

Section 2.4     First Month's Rent. Tenant shall pay one (1) month's Fixed Rent upon the execution of this Lease ("Advance Rent"). If the Commencement Date is on the first (1st) day of a month, the Advance Rent shall be credited towards the first (1st) month's Fixed Rent payment. If the Commencement Date is not the first (1st) day of a month, then on the Commencement Date Tenant shall pay Fixed Rent for the period from the Commencement Date through the last day of such month, and the Advance Rent shall be credited towards Fixed Rent for the next succeeding calendar month.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 2.5     Renewal Term.

(a)     Renewal Term. The Original Tenant and a Permitted Transferee Assignee, as the case may be, shall have the right to renew the initial Term for all of the Premises for one renewal term of five (5) years (the “Renewal Term”) commencing on the day after the expiration of the initial Term (the “Renewal Term Commencement Date”) and ending on the day immediately preceding the fifth (5th) anniversary of the Renewal Term Commencement Date, unless the Renewal Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. The Renewal Term shall commence only if (i) Tenant notifies Landlord in writing (the “Exercise Notice”) of Tenant’s exercise of such renewal right not earlier than fourteen (14) months, and not later than nine (9) months, prior to the Expiration Date, (ii) at the time of the exercise of such right and immediately prior to the Renewal Term Commencement Date, no default by Tenant under this Lease shall have occurred and be continuing hereunder, (iii) Tenant occupies the entire Premises at the time the Exercise Notice is given and immediately prior to the Renewal Term Commencement Date, and (iv) Tenant exercises its renewal option, if at all, with respect to all of the Premises. Time is of the essence with respect to the giving of the Exercise Notice. The Renewal Term shall be upon all of the agreements, terms, covenants and conditions of this Lease, except that (a) the Rent for the Renewal Term shall be determined as provided in Section 2.5(b) below and (b) if Tenant exercises the renewal option set forth in this Section 2.5, then Tenant shall have no further right to renew the Term unless otherwise agreed to in writing by Landlord and Tenant. Upon the commencement of the Renewal Term, (1) the Renewal Term shall be added to and become part of the Term, (2) any reference to “this Lease”, to the “Term”, the “term of this Lease” or any similar expression shall be deemed to include the Renewal Term and (3) the expiration date of the Renewal Term shall become the Expiration Date. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall automatically terminate the renewal right set forth in this Section 2.5. The rights contained in this Section 2.5 shall be personal to Original Tenant and a Permitted Transferee Assignee, as the case may be, and may only be exercised by Original Tenant or a Permitted Transferee Assignee, as the case may be (and not any other assignee, or any sublessee or other transferee of Original Tenant’s interest in this Lease).

(b)     Renewal Term Rent; Fair Market Value. The annual Rent payable during the Renewal Term shall be equal to the annual Fair Market Value (as hereinafter defined) of the Premises as of commencement of the Renewal Term (the “Calculation Date”). “Fair Market Value” shall mean the fair market annual rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), taking into account all escalations, at which, as of the Calculation Date, tenants are leasing non-sublease, non-encumbered, non-equity, non-expansion space comparable in size, location and quality to the Premises for a term equal to the Renewal Term, in an arm’s-length transaction, which comparable space is located in the Project and/or in the Comparable Buildings, and which comparable transactions (collectively, the “Comparable Transactions”) are entered into within the six (6) month period immediately preceding Landlord’s delivery of the Rent Notice (as hereinafter defined) to Tenant, taking into consideration the following concessions (the “Concessions”): (i) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (ii) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by Tenant based upon the fact that the precise tenant improvements existing in the Premises are specifically suitable to Tenant; and (iii) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Market Value, no consideration shall be given to (A) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to lease the Premises during the Renewal Term or in connection with the Comparable Transactions or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (B) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The determination of Fair Market Value shall additionally include a determination (the “Financial Security Determination”) as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations in connection with Tenant’s lease of the Premises during the Renewal Term. In connection with the foregoing, as part of determining the Fair Market Rent, such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). Landlord shall advise Tenant (the “Rent Notice”) of Landlord's determination of the Fair Market Value of the Premises for the Renewal Term at least forty-five (45) days prior to the Renewal Term Commencement Date. If Tenant timely disputes Landlord’s determination of Fair Market Value in accordance with Section 2.5(c) below, then the dispute shall be resolved by arbitration as provided in Section 2.5(c) below. If the Rent payable during the Renewal Term is not determined prior to the Renewal Term Commencement Date, then Tenant shall pay Rent in an amount equal to the Fair Market Value for the Premises as set forth in the Rent Notice (the "Interim Rent"). Upon final determination of the Rent for the Renewal Term, Tenant shall commence paying such Rent as so determined, and within ten (10) days after such determination Tenant shall pay any deficiency in prior payments of Rent or, if the Rent as so determined shall be less than the Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Rent in an amount equal to the difference between each installment of Interim Rent and the Rent as so determined that should have been paid for such installment until the total amount of the over payment has been recouped.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

(c)     Arbitration. If Tenant wishes to dispute Landlord’s determination of Fair Market Value of the Premises for the Renewal Term pursuant to Section 2.5(b) above, then Tenant shall give notice to Landlord of such dispute within thirty (30) days after delivery of the Rent Notice and such dispute thereafter shall be determined as follows:

(i)     In its demand for arbitration, Tenant shall specify the name and address of the person to act as the arbitrator on Tenant’s behalf. The arbitrator shall be a real estate broker with at least ten (10) years full-time commercial brokerage experience who is familiar with the Fair Market Value of first-class office space in the Project and the Comparable Buildings. Failure on the part of Tenant to make the timely and proper demand for such arbitration where such failure continues for three (3) Business Days after Landlord delivers a notice to Tenant shall constitute a waiver of the right thereto and the Rent shall be as set forth in the Rent Notice. Within ten (10) Business Days after the service of the demand for arbitration, Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator within such ten (10) Business Day period, and such failure continues for three (3) Business Days after Tenant delivers a second notice to Landlord, then the arbitrator appointed by Tenant shall be the arbitrator to determine the Fair Market Value for the Premises.

(ii)     If two arbitrators are chosen pursuant to Section 2.5(c)(i) above, the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Fair Market Value. If within twenty (20) Business Days after the second arbitrator is appointed the two arbitrators are unable to reach agreement on Fair Market Value then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Section 2.5(c)(i) above. If the arbitrators are unable to agree upon such appointment within five (5) Business Days after expiration of such twenty (20) Business Day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) Business Days after expiration of the foregoing five (5) Business Day period, then either party, on behalf of both, may request appointment of such a qualified person under the provisions of the American Arbitration Association, but subject to the instructions set forth in this Section 2.5(c). The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Section 2.5(c)(iii) below. Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

(iii)     Fair Market Value shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Value supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deems appropriate and shall, within thirty (30) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Fair Market Value. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Fair Market Value shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease, evidencing the extension of the Term for the Renewal Term and confirming the Rent for the Renewal Term, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.

(iv)     In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

ARTICLE 3

USE AND OCCUPANCY

Section 3.1     In General. Tenant shall use and occupy the Premises for the Permitted Uses and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit F, attached hereto, or in violation of any applicable Requirements. Tenant shall not do or permit anything to be done in or about the Premises, (including, without limitation, the installation or use of any Alterations (defined in Section 5.1, below), Equipment defined in Section 5.7, below) or any other furniture, fixture and equipment, in the Premises), which will in any way damage the reputation of the Building, be offensive or objectionable to Landlord or other occupants of the Building, or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them by reason of noise, odors, or vibrations. If Tenant uses the Premises for a purpose constituting a Prohibited Use, violating any Requirement or the terms of this Article 3, or causing the Building or Project to be in violation of any Requirement or the terms of this Article 3, then Tenant shall promptly discontinue such use upon notice of such violation. Tenant, at its expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 3.2     Permitted Dogs. Notwithstanding any provision to the contrary in this Lease, Tenant shall be permitted during the initial Term and any Renewal Term to bring into the Premises fully-domesticated, fully-vaccinated, trained dogs owned by Tenant's employees as pets ("Permitted Dogs"), subject to the terms and conditions of this Section 3.2; provided, however, that Tenant shall be permitted to bring only two (2) Permitted Dogs on the Project at any one time. In no event shall Tenant permit any Dangerous Breeds (as defined below) or dogs weighing in excess of approximately one hundred twenty-five (125) pounds to enter the Premises, the Building or the Project. For the purposes herein, "Dangerous Breeds" shall mean the following breeds: Pit Bull Terrier, Rottweiler, Boxer, Chow, Presa Canario, German Shepherd, Alaskan Malamute, Husky and Doberman Pinscher. Landlord shall have the right, from time to time, to reasonably modify or add to the definition of Dangerous Breeds. All Permitted Dogs shall be strictly controlled at all times and shall not be permitted to foul, damage or otherwise mar any part of the Premises, the Building or the Project, or bark excessively or otherwise create a nuisance at the Project. The Permitted Dogs shall be on a leash at all times that they are not within the Premises, and shall not be allowed in the Project Parking Facility or in the Common Areas, except en route to and from the Premises. The Permitted Dogs shall be taken off the Project for their walks and shall not be permitted to excrete waste within the Premises, Building or Project. Upon Landlord's request at any time, and from time to time, Tenant shall provide Landlord with evidence of all current vaccinations and current flea treatment for Permitted Dogs. Tenant shall be responsible for any additional cleaning costs and all other costs which may arise from the presence of the Permitted Dogs in or on the Project in excess of the costs that would have been incurred had the Permitted Dogs not been allowed in or on the Project; and Tenant shall immediately remove any waste and excrement of any Permitted Dogs from the Project and properly clean the affected area. In no event shall any of the Permitted Dogs be kept in the Premises overnight. Tenant shall be responsible for, and shall indemnify, defend, protect and hold Landlord and the Indemnitees harmless from and against any and all Losses arising from, resulting from or connected with the acts or presence of the Permitted Dogs in the Premises or Building or on the Project (including, without limitation, bodily injury to persons in the Premises or Building or on the Project or property damage to the property of Landlord or any other tenant, subtenant, occupant, licensee or invitee of the Building or Project). Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that Tenant's insurance provided pursuant to Section 11.1 of this Lease covers dog-related injuries and damage. Tenant shall comply with all applicable Requirements associated with or governing the presence of the Permitted Dogs within the Premises or the Building or on the Project, and such presence shall not violate the certificate of occupancy for the Building. Notwithstanding the foregoing, Landlord shall have the right at any time to rescind Tenant's right to have any dogs in the Premises (other than seeing eye dogs, service dogs, assistance dogs, or emotional support dog in accordance with the Rules and Regulations and applicable Requirements), if (1) Tenant is in violation of one or more of the terms and conditions set forth in this Section 3.2 and fails to cure such violation within two (2) Business Days of receiving notice thereof from Landlord, or (2) Landlord has received three (3) or more complaints in any twelve (12)-month period from other tenants in the Building regarding any damage, disruption or nuisance caused by Tenant's Permitted Dogs in the Building or on the Project, which complaints are, in the Landlord's reasonable business judgment, are legitimate and not intended solely to harass or frustrate Tenant's use and occupancy of the Premises. If Tenant sublets all or any portion of the Premises (other than to a Permitted Transferee Assignee), then, as to such portion of the Premises sublet, upon such subletting and until the expiration of such sublease, the right to bring Tenant's Permitted Dogs into such portion of the Premises shall terminate and be of no further force or effect.

ARTICLE 4

CONDITION OF THE PREMISES

Tenant has inspected the Premises and agrees, except as otherwise specifically provided in the Tenant Work Letter, (a) to accept possession of the Premises in the condition existing on the Commencement Date "as is", and (b) that, except for the Tenant Improvement Allowance, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant's occupancy. Tenant's occupancy of any part of the Premises shall be conclusive evidence, as against Tenant, that Landlord has Substantially Completed any work to be performed by Landlord under this Lease, Tenant has accepted possession of the Premises in its then current condition and at the time such possession was taken, the Premises, the Building and the Project were in a good and satisfactory condition as required by this Lease. Landlord shall deliver the Building Systems serving the Premises in good working order and condition.

ARTICLE 5

ALTERATIONS

Section 5.1     Tenant's Alterations.

(a)     Tenant shall have the right, without Landlord’s prior written consent, but upon five (5) Business Days prior written notice to Landlord (which notice shall contain a description of the contemplated work), to make strictly cosmetic, non-structural additions and alterations, such as painting, wall coverings and floor coverings, to the Premises that (i) do not involve the expenditure of more than One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate in any twelve (12) month period, and (ii) do not contain a Design Problem (defined below) (the foregoing additions and alterations described in this sentence are collectively referred to herein as “Decorative Alterations”). Except in connection with Decorative Alterations, Tenant shall not make any alterations, additions or other physical changes in or about the Premises (collectively, "Alterations"), without Landlord's prior consent, which consent shall not be unreasonably withheld, provided, that it shall be deemed reasonable for landlord to withhold its consent to any Alterations that contain a Design Problem. A "Design Problem" is defined as and will be deemed to exist if any Alterations (i) are structural or adversely affect any Building Systems, (ii) are visible from outside of the Premises, (iii) affect the certificate of occupancy issued for the Building or the Premises, and (iv) violate any Requirement.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

(b)     Plans and Specifications. Prior to making any Alterations, Tenant, at its expense, shall (i) submit to Landlord for its approval, detailed plans and specifications ("Plans") of each proposed Alteration (other than Decorative Alterations), and with respect to any Alteration affecting any Building System, evidence that the Alteration has been designed by, or reviewed and approved by, Landlord's designated engineer for the affected Building System, (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker's compensation (covering all persons to be employed by Tenant, and Tenant's contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) and business auto insurance and Builder's Risk coverage (as described in Article 11) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord's Agent, any Lessor and any Mortgagee as additional insureds, and (iv) furnish to Landlord reasonably satisfactory evidence of Tenant's ability to complete and to fully pay for such Alterations (other than Decorative Alterations). Tenant shall give Landlord not less than five (5) Business Days' notice prior to performing any Decorative Alteration, which notice shall contain a description of such Decorative Alteration.

(c)     Governmental Approvals. Tenant, at its expense, shall, as and when required, promptly obtain certificates of partial and final approval of such Alterations required by any Governmental Authority and shall furnish Landlord with copies thereof, together with "as-built" Plans for such Alterations prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may reasonably accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may accept) and magnetic computer media of such record drawings and specifications translated in DFX format or another format acceptable to Landlord.

Section 5.2     Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from defects, (b) substantially in accordance with the Plans, and by contractors reasonably by Landlord, provided that Tenant shall retain the contractors designated by Landlord to perform any structural, mechanical, electrical, plumbing, HVAC, life safety and sprinkler work, provided that their rates are competitive in the marketplace, (c) in compliance with all Requirements, the terms of this Lease and all construction procedures and regulations then prescribed by Landlord, and (d) at Tenant's expense. All materials and equipment shall be of first quality and at least equal to the applicable standards for the Building then established by Landlord, and no such materials or equipment (other than Tenant's Property) shall be subject to any lien or other encumbrance. Upon completion of any Alterations hereunder, Tenant shall provide Landlord with copies of all construction contracts, proof of payment for all labor and materials, and final unconditional waivers of lien from all contractors, subcontractors, materialmen, suppliers and others having lien rights with respect to such Alterations, in the form prescribed by California law. In addition, Tenant shall cause a Notice of Completion to be recorded in the Office of the Recorder of the county in which the Project is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute.

Section 5.3     Removal of Tenant's Property. Tenant's Property shall remain the property of Tenant and Tenant may remove the same at any time on or before the Expiration Date. On or before the Expiration Date, Tenant shall, unless otherwise directed by Landlord, at Tenant's expense, remove any Specialty Alterations and close up any slab penetrations in the Premises. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises, the Building or the Project caused by Tenant's removal of any Alterations or Tenant's Property or by the closing of any slab penetrations, and upon default thereof, Tenant shall reimburse Landlord for Landlord's cost of repairing and restoring such damage. Any Specialty Alterations or Tenant's Property not so removed shall be deemed abandoned and Landlord may retain or remove and dispose of same, and repair and restore any damage caused thereby, at Tenant's cost and without accountability to Tenant. All other Alterations shall become Landlord's property upon termination of this Lease.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 5.4     Mechanic's Liens. Tenant, at its expense, shall discharge any lien or charge recorded or filed against the Project in connection with any work done or claimed to have been done by or on behalf of, or materials furnished or claimed to have been furnished to, Tenant, within fifteen (15) days after Tenant's receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with applicable Requirements.

Section 5.5     Labor Relations. Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord's sole judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. If such interference or conflict occurs based upon a good faith determination by Landlord, then upon Landlord's request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

Section 5.6     Tenant's Costs. Tenant shall pay to Landlord, upon demand, all reasonable out-of-pocket costs actually incurred by Landlord in connection with Tenant's Alterations, including costs incurred in connection with (a) Landlord's review of the Alterations (including review of requests for approval thereof) and (b) the provision of Building personnel during the performance of any Alteration, to operate elevators or otherwise to facilitate Tenant's Alterations. In addition, Tenant shall pay to Landlord, upon demand, an administrative fee in an amount equal to three percent (3%) of the total cost of any Alterations. At Landlord's request, Tenant shall deliver to Landlord reasonable supporting documentation evidencing the hard and soft costs incurred by Tenant in designing and constructing any Alterations.

Section 5.7     Tenant's Equipment. Tenant shall provide notice to Landlord prior to moving any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, "Equipment") into or out of the Building and shall pay to Landlord any costs actually incurred by Landlord in connection therewith. If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) all work performed in connection therewith shall comply with all applicable Requirements and (c) such work shall be done only during hours designated by Landlord.

Section 5.8     Compliance. The approval of Plans, or consent by Landlord to the making of any Alterations, does not constitute Landlord's representation that such Plans or Alterations comply with any Requirements or the terms of Article 3 of this Lease (i.e., that the same shall not obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them by reason of noise, odors, or vibrations). Landlord shall not be liable to Tenant or any other party in connection with Landlord's approval of any Plans, or Landlord's consent to Tenant's performing any Alterations, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Plans or Alterations. If any Alterations made by or on behalf of Tenant require Landlord to make any alterations or improvements to any part of the Building or Project in order to comply with any Requirements, Tenant shall pay all costs and expenses incurred by Landlord in connection with such alterations or improvements.

Section 5.9     Floor Load. Tenant shall not place a load upon any floor of the Premises that exceeds 100 pounds per square foot "live load". Landlord reserves the right to reasonably designate the position of all Equipment which Tenant wishes to place within the Premises, and to place limitations on the weight thereof.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

ARTICLE 6

REPAIRS

Section 6.1     Landlord's Repair and Maintenance. Landlord shall operate, maintain and, except as provided in Section 6.2 hereof, make all necessary repairs (both structural and nonstructural) to (i) the Base Building and (ii) the Common Areas, in conformance with standards applicable to Comparable Buildings. For purposes of this Lease, the “Base Building” shall include, but not be limited, to the following: (a) roof structure and membrane; (b) exterior walls and glass; (c) floor/ceiling slabs and other structural portions of the Building, including, without limitation, the foundation, curtain wall, exterior glass, and mullions, columns, beams, shafts (including elevator shafts); and (d) Building Systems.

Section 6.2     Tenant's Repair and Maintenance. Tenant shall promptly, at its expense and in compliance with Article 5 including, without limitation, the requirement that any repairs affecting any Building System be reviewed and approved by Landlord's designated engineer for the affected Building System, make all nonstructural repairs to the Premises and the fixtures, equipment and appurtenances therein (including all electrical, plumbing, heating, ventilation and air conditioning, sprinklers and life safety systems in and serving the Premises from the point of connection to the Building Systems) (collectively, "Tenant Fixtures") as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear and damage which is Landlord's obligation to repair pursuant to the express provisions of this Lease. All damage to the Building or to any portion thereof, or to any Tenant Fixtures, requiring structural or nonstructural repair caused by or resulting from any act, omission, neglect or improper conduct of a Tenant Party or the moving of Tenant's Property or Equipment into, within or out of the Premises by a Tenant Party, shall be repaired at Tenant's expense by (i) Tenant, if the required repairs are nonstructural in nature and do not affect any Building System, or (ii) Landlord, if the required repairs are structural in nature, involve replacement of exterior window glass or affect any Building System. All Tenant repairs shall be of good quality utilizing new construction materials.

Section 6.3     Reserved Rights. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building and/or the Project, including the Building Systems, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, "Work of Improvement"), as Landlord deems necessary or desirable, and to take all materials into the Premises required for the performance of such Work of Improvement, provided that (a) the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Work of Improvement), (b) Tenant is not deprived of access to the Premises, and (c) any Work of Improvement does not otherwise materially and adversely impact Tenant’s rights under this Lease. Landlord shall use reasonable efforts to minimize interference with Tenant's use and occupancy of the Premises during the performance of such Work of Improvement. There shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant's other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Work of Improvement.

ARTICLE 7

INCREASES IN TAXES AND OPERATING EXPENSES

Section 7.1     Definitions. For the purposes of this Article 7, the following terms shall have the meanings set forth below:

(a)     "Assessed Valuation" shall mean the amount for which the Project is assessed by the County Assessor of Los Angeles, California, for the purpose of imposition of Taxes.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

(b)     "Base Operating Expenses" shall mean the Operating Expenses for the Base Year.

(c)     "Base Taxes" shall mean the Taxes payable for the Base Year.

(d)     "Comparison Year" shall mean each calendar year commencing subsequent to the Base Year in which all or any portion of the Term falls, through and including the calendar year in which the Term expires.

(e)     "Operating Expenses" shall mean the aggregate of all costs and expenses paid or incurred by or on behalf of Landlord in connection with the ownership, operation, repair and maintenance of the Project, including the rental value (at customary market rates) of Landlord's Building office and capital improvements incurred after the Base Year only if such capital improvement either (i) is reasonably intended to result in a reduction in Operating Expenses (as for example, a labor-saving improvement), provided the amount included in Operating Expenses in any Comparison Year shall not exceed an amount equal to the savings reasonably anticipated to result from the installation and operation of such improvement, and/or (ii) is made during any Comparison Year in compliance with Requirements, except for such capital improvements to remedy a condition existing prior to the date hereof, which a federal, state, or municipal Governmental Authority, if it had knowledge of such condition prior to the date hereof, would have then required to be remedied pursuant to the then-current Requirements in their form existing as of the date hereof. Such capital improvements shall be amortized (with interest at the Base Rate) on a straight-line basis over such period as Landlord shall reasonably determine in accordance with sound real estate management and accounting principles consistently applied, and the amount included in Operating Expenses in any Comparison Year shall be equal to the annual amortized amount. Operating Expenses shall not include any Excluded Expenses. If during all or part of the Base Year or any Comparison Year, Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense) to any occupable portions of the Project for any reason, then, for purposes of computing Operating Expenses for such period, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs and expenses that would have been reasonably incurred by Landlord during such period if Landlord had furnished such item(s) of work or service to such portion of the Project. Landlord shall exclude from Operating Expenses for the Base Year any non-recurring items. If Landlord eliminates from Operating Expenses for any Comparison Year a recurring category of expenses previously included in Operating Expenses for the Base Year, Landlord may subtract such category from Operating Expenses for the Base Year commencing with such Comparison Year. Without limiting the generality of the foregoing, if Landlord eliminates from Operating Expenses for any Comparison Year any particular type of insurance included in Operating Expenses for the Base Year, or if Landlord reduces the level of insurance coverage during any Comparison Year from that carried during the Base Year, then Landlord may adjust the amount of any insurance premium included in Operating Expenses for the Base Year to equal that amount which Landlord reasonably estimates it would have incurred had Landlord maintained similar types and levels of insurance during the Base Year as maintained by Landlord during such Comparison Year. In determining the amount of Operating Expenses for the Base Year or any Comparison Year, if less than ninety-five percent (95%) of the Project rentable area is occupied by tenants at any time during any such Base Year or Comparison Year, Operating Expenses that vary based on occupancy shall be determined for such Base Year or Comparison Year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been ninety-five percent (95%) throughout the Base Year or such Comparison Year.

Notwithstanding any provision to the contrary set forth herein, Landlord shall (a) not collect or be entitled to collect Operating Expenses from all of the tenants in the Building in an amount in excess of one hundred percent (100%) of the Operating Expenses actually paid by Landlord in connection with the operation of the Building; and (b) make no profit from Landlord's collections of Operating Expenses.

(f)     "Statement" shall mean a statement containing a comparison of (i) Base Taxes and the Taxes for any Comparison Year, or (ii) Base Operating Expenses and the Operating Expenses for any Comparison Year.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

(g)     "Taxes" shall mean (i) all real estate taxes, assessments, sewer and water rents, rates and charges and other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen (including transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent), which may be assessed, levied or imposed upon all or any part of the Project, and (ii) all expenses (including reasonable attorneys' fees and disbursements and experts' and other witnesses' fees) incurred in contesting any of the foregoing or the Assessed Valuation of the Project. Taxes shall not include (x) interest or penalties incurred by Landlord as a result of Landlord's late payment of Taxes, or (y) franchise, transfer, gift, inheritance, estate or net income taxes imposed upon Landlord. If Landlord elects to pay any assessment in annual installments, then (i) such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law, and (ii) there shall be deemed included in Taxes for each Comparison Year the installments of such assessment becoming payable during such Comparison Year, together with interest payable during such Comparison Year on such installments and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If at any time the methods of taxation prevailing on the Effective Date shall be altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Project whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Project and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, including business improvement district impositions, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes.

Section 7.2     Tenant's Tax Payment.

(a)     If the Taxes payable for any Comparison Year exceed the Base Taxes, Tenant shall pay to Landlord Tenant's Proportionate Share of such excess ("Tenant's Tax Payment"). For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord's reasonable estimate of Tenant's Tax Payment for such Comparison Year (the "Tax Estimate"). Tenant shall pay to Landlord on the first (1st) day of each month during such Comparison Year an amount equal to 1/12 of the Tax Estimate for such Comparison Year. If Landlord furnishes a Tax Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the first (1st) day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the first (1st) day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.2 during the last month of the preceding Comparison Year, (ii) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant's Tax Estimate previously made for such Comparison Year were greater or less than the installments of Tenant's Tax Estimate to be made for such Comparison Year in accordance with the Tax Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within ten (10) Business Days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the first (1st) day of the month following the month in which the Tax Estimate is furnished to Tenant, and on the first (1st) day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Tax Estimate. Landlord shall have the right, upon not less than thirty (30) days prior written notice to Tenant, to reasonably adjust the Tax Estimate from time to time during any Comparison Year.

(b)     As soon as reasonably practicable after Landlord has determined the Taxes for a Comparison Year, Landlord shall furnish to Tenant a Statement for such Comparison Year. If the Statement shall show that the sums paid by Tenant under Section 7.2(a) exceeded the actual amount of Tenant's Tax Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder or if no further payments of Rent are due hereunder, Landlord shall refund such amounts directly to Tenant. If the Statement for such Comparison Year shall show that the sums so paid by Tenant were less than Tenant's Tax Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within ten (10) Business Days after delivery of the Statement to Tenant. The provisions of this Section 7.2 shall survive the expiration or earlier termination of the Term.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

(c)     Only Landlord may institute proceedings to reduce the Assessed Valuation of the Project and the filings of any such proceeding by Tenant without Landlord's consent shall constitute an Event of Default. If the Taxes payable for the Base Year are reduced, the Base Taxes shall be correspondingly revised, the Additional Rent previously paid or payable on account of Tenant's Tax Payment hereunder for all Comparison Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord within ten (10) Business Days after being billed therefor, any deficiency between the amount of such Additional Rent previously computed and paid by Tenant to Landlord, and the amount due as a result of such recomputations. If Landlord receives a refund of Taxes for any Comparison Year, Landlord shall credit against subsequent payments of Rent due hereunder, an amount equal to Tenant's Proportionate Share of the refund, net of any expenses incurred by Landlord in achieving such refund, which amount shall not exceed Tenant's Tax Payment paid for such Comparison Year. Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the Assessed Valuation. The benefit of any exemption or abatement relating to all or any part of the Project shall accrue solely to the benefit of Landlord and Taxes shall be computed without taking into account any such exemption or abatement.

(d)     Tenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted and, if such tax is payable by Landlord, Tenant shall promptly pay such amounts to Landlord, upon Landlord's demand.

(e)     Tenant shall be obligated to make Tenant's Tax Payment regardless of whether Tenant may be exempt from the payment of any Taxes as the result of any reduction, abatement or exemption from Taxes granted or agreed to by any Governmental Authority, or by reason of Tenant's diplomatic or other tax-exempt status.

Section 7.3     Tenant's Operating Payment.

(a)      If the Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses, Tenant shall pay to Landlord Tenant's Proportionate Share of such excess ("Tenant's Operating Payment"). For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord's reasonable estimate of Tenant's Operating Payment for such Comparison Year (the "Expense Estimate"). Tenant shall pay to Landlord on the first (1st) day of each month during such Comparison Year an amount equal to 1/12 of the Expense Estimate. If Landlord furnishes an Expense Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the first (1st) day of the month following the month in which the Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord on the first (1st) day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.3 during the last month of the preceding Comparison Year, (ii) promptly after the Expense Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant's Operating Payment previously made for such Comparison Year were greater or less than the installments of Tenant's Operating Payment to be made for such Comparison Year in accordance with the Expense Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within ten (10) Business Days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the first (1st) day of the month following the month in which the Expense Estimate is furnished to Tenant, and on the first (1st) day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Expense Estimate. Landlord shall have the right, upon not less than thirty (30) days prior written notice to Tenant, to reasonably adjust the Expense Estimate from time to time during any Comparison Year.

(b)     On or before May 1st of each Comparison Year, Landlord shall furnish to Tenant a Statement for the immediately preceding Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.3(a) exceeded the actual amount of Tenant's Operating Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder or if no further payments of Rent are due hereunder, Landlord shall refund such amounts directly to Tenant. If the Statement shows that the sums so paid by Tenant were less than Tenant's Operating Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within ten (10) Business Days after delivery of the Statement to Tenant. The failure of Landlord to timely furnish the Statement for any Comparison Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 7. The provisions of this Section 7.3 shall survive the expiration or earlier termination of the Term.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 7.4     Non-Waiver; Disputes. (a) Landlord's failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord's right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord's right to thereafter render a corrected Statement for that Comparison Year. Notwithstanding the foregoing, Tenant shall not be responsible for Taxes or Operating Expenses attributable to any Comparison Year which are first billed to Tenant more than eighteen (18) months after the expiration of the Term, provided that in any event Tenant shall be responsible for Taxes and Operating Expenses levied by any governmental authority or by any public utility companies at any time following the expiration of the Term which are attributable to any Comparison Year (provided that Landlord delivers to Tenant any such bill for such amounts within one (1) calendar year following Landlord’s receipt of the bill therefor).

(b)     Within one hundred eighty (180) days after receipt of a Statement by Tenant, Tenant or an agent of Tenant may, after reasonable notice to Landlord, inspect Landlord’s records at Landlord’s offices in Los Angeles. Each Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant's right to dispute such Statement, and (ii) within one hundred eighty (180) days after such Statement is sent, sends a notice to Landlord objecting to such Statement and specifying the reasons therefor. Tenant agrees that Tenant will not employ, in connection with any dispute under this Lease, any person or entity who is to be compensated, in whole or in part, on a contingency fee basis. If the parties are unable to resolve any dispute as to the correctness of such Statement within thirty (30) days following such notice of objection, either party may refer the issues raised to a nationally recognized public accounting firm selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. Tenant shall pay the fees and expenses relating to such procedure, unless such accountants determine that Landlord overstated Operating Expenses by more than five percent (5%) for such Comparison Year, in which case Landlord shall pay such fees and expenses. Except as provided in this Section 7.4, Tenant shall have no right whatsoever to dispute, by judicial proceeding or otherwise, the accuracy of any Statement.

Section 7.5     Proration. If the Commencement Date is not January 1, and provided that the Commencement Date does not occur in the Base Year, Tenant's Tax Payment and Tenant's Operating Payment for the Comparison Year in which the Commencement Date occurs shall be apportioned on the basis of the number of days in the year from the Commencement Date to the following December 31. If the Expiration Date occurs on a date other than December 31st, Tenant's Tax Payment and Tenant's Operating Payment for the Comparison Year in which such Expiration Date occurs shall be apportioned on the basis of the number of days in the period from January 1st to the Expiration Date. Upon the expiration or earlier termination of this Lease, any Additional Rent under this Article 7 shall be adjusted or paid within thirty (30) days after submission of the Statement for the last Comparison Year.

Section 7.6     No Reduction in Rent. In no event shall any decrease in Operating Expenses or Taxes in any Comparison Year below the Base Operating Expenses or Base Taxes, as the case may be, result in a reduction in the Fixed Rent or any component of Additional Rent payable hereunder.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 7.7     Allocation of Operating Expenses and Taxes. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses and/or Taxes for the Project among different portions or occupants of the Project and/or the Building (the “Cost Pools”), in Landlord’s discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of the Project and/or the Building, and the retail space tenants of the Project and/or the Building. The Operating Expenses and/or Taxes allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, Operating Expenses and Taxes are determined annually for the Project as a whole, and a portion of the Operating Expenses and Taxes, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Operating Expenses and Taxes for purposes of this Lease. Such portion of Operating Expenses and Taxes allocated to the tenants of the Building shall include all Operating Expenses and Taxes attributable solely to the Building and an equitable portion of the Operating Expenses and Taxes attributable to the Project as a whole.

ARTICLE 8

REQUIREMENTS OF LAW

Section 8.1     Compliance with Requirements.

(a)     Tenant's Compliance. Tenant, at its expense, shall comply with all Requirements applicable to the Premises and/or Tenant's use or occupancy thereof; provided, however, that Tenant shall not be obligated to comply with any Requirements requiring any structural alterations to the Building unless the application of such Requirements arises from (i) the specific manner and/or nature of Tenant's use or occupancy of the Premises, as distinct from general office use, (ii) the Tenant Improvements or Alterations made by Tenant, or (iii) a breach by Tenant of any provisions of this Lease. Any repairs or alterations required for compliance with applicable Requirements shall be made at Tenant's expense (1) by Tenant in compliance with Article 5 if such repairs or alterations are nonstructural and do not affect any Building System, and to the extent such repairs or alterations do not affect areas outside the Premises, or (2) by Landlord if such repairs or alterations are structural or affect any Building System, or to the extent such repairs or alterations affect areas outside the Premises. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt notice thereof.

(b)     Hazardous Materials. Tenant shall not cause or permit (i) any Hazardous Materials to be brought onto the Project, (ii) the storage or use of Hazardous Materials in or about the Building or Premises (subject to the second sentence of this Section 8.1(b)), or (iii) the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Project. Nothing herein shall be deemed to prevent Tenant's use of any Hazardous Materials customarily used in the ordinary course of office work, provided such use is in accordance with all Requirements. Tenant shall be responsible, at its expense, for all matters directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials at the Project which is caused or permitted by a Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any time, subject to the provisions of Section 14.1 below. Subject to and as set forth in items (r) and (s) of the definition of “Excluded Expenses” set forth in Exhibit B attached hereto, any costs incurred by Landlord in connection with any Pre-Existing Hazardous Materials (as defined in item (r) of Exhibit B) and any other Hazardous Materials brought into the Building or onto the Project after the date of this Lease by Landlord, the Indemnitees, any tenant (other than Tenant), or any other third party shall be specifically excluded from Operating Expenses. Landlord covenants that during the Term, Landlord shall comply with all Requirements relating to Hazardous Materials in accordance with, and as required by, the terms of Article 8 of this Lease.

(c)     Landlord's Compliance. Landlord shall comply with (or cause to be complied with) all Requirements applicable to the Base Building and the Common Areas which are not the obligation of Tenant, to the extent that non-compliance would (i) prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, (ii) unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees, or (iii) materially impair Tenant's use and occupancy of the Premises for the Permitted Uses. All costs incurred by Landlord in connection with this Section 8.1(c) shall be included in Operating Expenses to the extent permitted under Section 7.1 of this Lease.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

(d)     Landlord's Insurance. Tenant shall not cause or permit any action or condition that would (i) invalidate or conflict with Landlord's insurance policies or be inconsistent with the recommendations of any of the issuers of such policies, (ii) violate applicable rules, regulations and guidelines of the Fire Department, Fire Insurance Rating Organization or any other authority having jurisdiction over the Building or Project, (iii) cause an increase in the premiums of insurance for the Building or Project over that payable with respect to Comparable Buildings, or (iv) result in Landlord's insurance companies' refusing to insure the Building or Project or any property therein in amounts and against risks as reasonably determined by Landlord. If insurance premiums increase as a result of Tenant's failure to comply with the provisions of this Section 8.1, Tenant shall promptly cure such failure and shall reimburse Landlord for the increased insurance premiums paid by Landlord as a result of such failure by Tenant.

Section 8.2     Fire and Life Safety. Tenant shall maintain in good order and repair the sprinkler, fire-alarm and life-safety system in the Premises in accordance with this Lease including, without limitation, the provisions of Section 6.2 respecting any repairs affecting any Building System, the Rules and Regulations and all Requirements, if and to the extent such system has not been installed in the Premises prior to the Commencement Date. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord's insurers requires or recommends any modifications and/or alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire alarm and life-safety system serving the Building by reason of Tenant's business, any Alterations performed by Tenant or the location of the partitions, Tenant's Property, or other contents of the Premises, Landlord (to the extent outside of the Premises) or Tenant (to the extent within the Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case at Tenant's expense.

Section 8.3     Required Disclosures Related to Accessibility Standards. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a person certified as a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In the event that Tenant requests a CASp inspection, then, (i) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards, including, without limitation, any violations disclosed by such CASp inspection, and (ii) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and/or the Project located outside the Premises, then Tenant shall be responsible for performing any such improvements, alterations, modifications and/or repairs as and to the extent required by applicable Requirements to the extent provided Section 8.1(a) of this Lease and Landlord shall be responsible for performing any such improvements, alterations, modifications and/or repairs as and to the extent required by applicable Requirements to the extent provided in Section 8.1(c) of this Lease.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

ARTICLE 9

SUBORDINATION

Section 9.1     In General. This Lease shall be subject and subordinate to all Mortgages and Superior Leases, unless any Mortgagee or Lessor of any such Mortgages and/or Superior Leases, as applicable, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any Mortgage or deed in lieu thereof (or if any Superior Lease is terminated), to attorn to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the Lessor), if so requested to do so by such purchaser or lienholder or Lessor, and to recognize such purchaser or lienholder or Lessor as the landlord under this Lease. This Section 9.1 shall be self-operative, but within ten (10) days of request from a Mortgagee (or Lessor), Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee (or Lessor) (i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant's tenancy, (iii) providing Tenant's tenancy will not be disturbed in the absence of a default hereunder by Tenant which is not cured within applicable periods of notice and cure hereunder, and (iv) containing such other commercially reasonable terms and conditions as may be required by such Mortgagee (or Lessor), provided such terms and conditions do not increase the Rent, materially increase Tenant's other obligations or materially and adversely affect Tenant's rights under this Lease. Tenant hereby irrevocably authorizes Landlord to execute and deliver in the name of Tenant any such agreement if Tenant fails to do so, provided that such authorization shall in no way relieve Tenant from the obligation of executing such agreement of subordination or superiority. Landlord's interest herein may be assigned as security at any time to any lienholder. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

Section 9.2     Future Condominium Declaration. This Lease and Tenant's rights hereunder are and will be subject and subordinate to any condominium declaration, by-laws and other instruments (collectively, the "Declaration") which may be recorded regardless of the reason therefor, in order to permit a condominium form of ownership of the Building pursuant to the California Subdivision Map Act or any successor Requirement, provided that the Declaration does not by its terms increase the Rent, materially increase Tenant's non-Rent obligations or materially and adversely affect Tenant's rights under this Lease. At Landlord's request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime.

ARTICLE 10

SERVICES

Section 10.1     Electricity. Subject to any Requirements or any public utility rules or regulations governing energy consumption, Landlord shall make or cause to be made, customary arrangements with utility companies and/or other suppliers of electricity to furnish electric current to the Premises for Tenant's use in accordance with the Design Standards. If Landlord reasonably determines by the use of an electrical consumption survey or by other reasonable means that Tenant is using electric current (including overhead fluorescent fixtures) in excess of 4 watts per square foot of rentable area in the Premises per month, as determined on a monthly basis ("Excess Electrical Usage"), then Landlord shall have the right to charge Tenant an amount equal to Landlord's reasonable estimate of Tenant's Excess Electrical Usage, and shall have the further right to install an electric current meter, sub-meter or check meter in the Premises (a "Meter") to measure the amount of electric current consumed in the Premises. The cost of such Meter, special conduits, wiring and panels needed in connection therewith and the installation, maintenance and repair thereof shall be paid by Tenant. In the event that the Premises has an existing Meter, then Tenant shall, at its sole cost and expense, connect its equipment to such Meter. Tenant shall pay to Landlord, from time to time, but no more frequently than monthly, for its Excess Electrical Usage at the Premises, plus Landlord's charge equal to five percent (5%) of Tenant's Excess Electrical Usage for Landlord's costs of maintaining, repairing and reading such Meter. The rate to be paid by Tenant for submetered electricity shall include any taxes or other charges in connection therewith.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 10.2     Excess Electricity. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord's reasonable judgment, would exceed the capacity of the electrical equipment serving the Premises. If Landlord determines that Tenant's electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, "Electrical Equipment"), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant's need for excess electricity and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant's expense, install such additional Electrical Equipment, provided that Landlord, in its reasonable judgment, determines that (a) such installation is practicable and necessary, (b) such additional Electrical Equipment is permissible under applicable Requirements, and (c) the installation of such Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the utility company serving the Building. Any costs incurred by Landlord in connection therewith shall be paid by Tenant within ten (10) days after the rendition of a bill therefor.

Section 10.3     Elevators. Landlord shall provide passenger elevator service to the Premises twenty-four (24) hours per day, seven (7) days per week; provided, however, Landlord may limit passenger elevator service during times other than Ordinary Business Hours. Landlord shall provide at least one freight elevator serving the Premises, available upon Tenant's prior request, on a non-exclusive "first come, first serve" basis with other Building tenants, on all Business Days from 7:00 a.m. to 5:30 p.m., which hours of operation are subject to change.

Section 10.4     Heating, Ventilation and Air Conditioning. Landlord shall furnish to the Premises heating, ventilation and air-conditioning ("HVAC") in accordance with the Design Standards set forth in Exhibit D, attached hereto, during Ordinary Business Hours. Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, "Mechanical Installations"), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord's access thereto or the moving of Landlord's equipment to and from the Mechanical Installations. No Tenant Party shall at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations. Landlord shall not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be, to the Premises in accordance with the Design Standards by reason of (i) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, or (ii) any rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant. Tenant agrees that, notwithstanding the proper operation of the HVAC System, Tenant's failure to keep operable windows in the Premises closed, and depending on the position of the sun during daylight hours, to lower the blinds, may affect the HVAC System's ability to meet the Design Standards. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.

Section 10.5     Overtime Freight Elevators and HVAC. The Fixed Rent does not include any charge to Tenant for the furnishing of any freight elevator service or HVAC to the Premises during any periods other than as set forth in Section 10.3 and Section 10.4 ("Overtime Periods"). If Tenant desires freight elevator service during Overtime Periods, Tenant shall deliver notice to the Building office requesting such service at least 24 hours prior to the time Tenant requests such service to be provided; provided, however, that Landlord shall use reasonable efforts to arrange such service on such shorter notice as Tenant shall provide. If Landlord furnishes freight elevator or HVAC service during Overtime Periods, Tenant shall pay to Landlord the cost thereof at the then established rates for such services in the Building. The current rate as of the date of this Lease for HVAC service during Overtime Periods is $42.02 per hour.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 10.6     Cleaning. Landlord shall cause the Premises (excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages, as an exhibition area or classroom, for storage, as a shipping room, mail room or similar purposes, for private bathrooms, showers or exercise facilities, as a trading floor, or primarily for operation of computer, data processing, reproduction, duplicating or similar equipment) to be cleaned, substantially in accordance with the standards set forth in Exhibit E, attached hereto. Notwithstanding the foregoing, Landlord shall, as part of its services, cause the floors of the kitchen located in the Premises to be cleaned and shall also take out the trash located in the kitchen of the Premises. Any areas of the Premises which Landlord is not required to clean hereunder or which require additional cleaning shall be cleaned, at Tenant's expense, by Landlord's cleaning contractor, at rates which shall be competitive with rates of other cleaning contractors providing comparable services to Comparable Buildings. Landlord's cleaning contractor and its employees shall have access to the Premises at all times except between 8:00 a.m. and 5:30 p.m. on weekdays which are not Observed Holidays.

Section 10.7     Water. Landlord shall provide water in the core lavatories and kitchen on each floor of the Building. If Tenant requires water for any additional purposes, Tenant shall pay for the cost of bringing water to the Premises and Landlord may install a meter to measure the water. Tenant shall pay the cost of such installation, and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Landlord for the water consumed.

Section 10.8     Refuse Removal. Landlord shall provide refuse removal services at the Building for ordinary office refuse and rubbish. Tenant shall pay to Landlord, Landlord's reasonable charge for such removal to the extent that the refuse generated by Tenant exceeds the refuse customarily generated by general office tenants. Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord's reasonable charge for such removal.

Section 10.9     Signage.

(a)     Entry Identification. Landlord shall, at Landlord's sole cost and expense, install (and Tenant shall be entitled to maintain) entry identification signage for the designation of Tenant's entity name at the entrance to the Premises, the location, quality, design, style, lighting and size of which signage shall be consistent with the Landlord's then current Building standard signage program and shall be subject to Landlord's prior written approval, in its reasonable discretion, and all applicable Requirements. Following the Tenant Improvements of the Tenant's entry identification signage in accordance with this Section 10.9(a), Tenant shall be entitled, at its sole cost and expense, to change the name on the Tenant's entry identification signage to a new name adopted by Tenant, so long as such change does not involve an Objectionable Name (as that term is defined hereinbelow). The term "Objectionable Name" shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building as a first-class office building, or which would otherwise reasonably offend a landlord of the Comparable Buildings.

(b)     Directory. The lobby shall contain a directory wherein the Building's tenants shall be listed. Tenant shall be entitled to a proportionate share of such listings, based on the rentable square footage of the Premises. From time to time, but not more frequently than monthly, Landlord shall update the directory to reflect such changes in the listings therein as Tenant shall request.

(c)     Monument Signage. Tenant hereby acknowledges that, as of the date hereof, the existing monument (the "Monument") serving the Project does not have any panels available for the placement of Tenant's name. In the event that following the date hereof, a panel becomes available on the Monument, then, subject to the terms of this Section 10.9(c) below, the Original Tenant shall have the non-exclusive right to elect to have installed the Original Tenant's name ("Tenant's Identity Sign") on the Monument. Tenant's Identity Sign shall be located on the Monument in a location designated by Landlord. The graphics, materials, color, design, lettering, size, quality and specifications of Tenant's Identity Sign shall be subject to the prior written approval of Landlord, in Landlord's reasonable discretion, shall be consistent with the exterior building signage of the other tenants of the Building, and shall also comply with and be subject to all applicable laws, statutes, ordinances, rules, regulations, permits, approvals, and all covenants, conditions or restrictions of record, including, but not limited to, all requirements of the City of Los Angeles ("City") (or other applicable Governmental Authorities); provided, however, that in no event shall the approval by the City (or other applicable Governmental Authority) of Tenant's Identity Sign be deemed a condition precedent to the effectiveness of this Lease. Tenant's Identity Sign shall be installed by Landlord, provided that Tenant shall pay for all costs incurred by Landlord in the design, construction and installation of the Tenant's Identity Sign. Landlord shall maintain the Monument and Tenant's Identity Sign in accordance with Landlord’s signage maintenance program, provided that Tenant shall pay for all costs incurred by Landlord in connection with such maintenance (prorated based on the number of tenants identified on the Monument). At the expiration or earlier termination of this Lease (or within five (5) days following Tenant’s receipt of written notice from Landlord that Tenant’s rights to such Tenant's Identity Sign have terminated as a result of an uncured event of default, or Tenant's failure to satisfy the occupancy requirement set forth below), Tenant shall, at Tenant’s sole cost and expense, cause (a) Tenant's Identity Sign to be removed from the Monument and (b) the Monument to be restored to its condition existing prior to the installation of Tenant's Identity Sign. If Tenant fails to timely remove Tenant's Identity Sign and restore the Monument as provided in this Section 10.9(c), then Landlord may (but shall not be obligated to) perform such work at Tenant's sole cost and expense. All costs and expenses incurred by Landlord in connection with this Section 10.9(c) shall constitute Additional Rent under this Lease, and shall be paid by Tenant to Landlord within ten (10) days following Tenant's receipt of an invoice therefor. The signage rights granted to Tenant under this Section 8 are personal to the Original Tenant, and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease, as amended) if the Original Tenant continually occupies the entire Premises, and an Event of Default does not exist. Tenant hereby acknowledges and agrees that Tenant's rights to the Monument as set forth in this Section 10.9(c) shall be subordinate to the rights of all existing tenants of the Project to the Monument.

Section 10.10     Telecommunications. If Tenant requests that Landlord grant access to the Building to a telecommunications service provider designated by Tenant for purposes of providing telecommunications services to Tenant, Landlord shall use its good faith efforts to respond to such request within thirty (30) days. Tenant acknowledges that nothing set forth in this Section 10.10 shall impose any affirmative obligation on Landlord to grant such request and that Landlord, in its reasonable discretion, shall have the right to determine which telecommunications service providers shall have access to Building facilities.

Section 10.11     Service Interruptions. Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for any Work of Improvement which, in Landlord's reasonable judgment, is necessary or appropriate, until such Unavoidable Delay, accident or emergency shall cease or such Work of Improvement is completed and Landlord shall not be liable for any interruption, curtailment or failure to supply services, except as otherwise provided in Section 26.25 below. Landlord shall use reasonable efforts to minimize interference with Tenant's use and occupancy of the Premises as a result of any such interruption, curtailment or failure of or defect in such service, or change in the supply, character and/or quantity of, electrical service, and to restore any such services, remedy such situation and minimize any interference with Tenant's business. The exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent (except as otherwise provided in Section 26.25 below), relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or any Indemnified Party by reason of inconvenience to Tenant, or interruption of Tenant's business, or otherwise. Subject to Section 26.25 below, Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of, electric service furnished to the Premises for any reason except if attributable to the gross negligence or willful misconduct of Landlord.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

ARTICLE 11

INSURANCE; PROPERTY LOSS OR DAMAGE

Section 11.1     Tenant's Insurance.

(a)     Prior to the date Landlord delivers possession of the Premises to Tenant for the construction of the initial improvements pursuant to the Tenant Work Letter attached hereto as Exhibit C, attached hereto, and continuing thereafter throughout the Term, Tenant, at its expense, shall obtain and maintain in full force and effect the following insurance policies throughout the Term:

(i)     Commercial General Liability (CGL) Insurance on an occurrence basis covering liability arising from premises operations, independent contractors, product-completed operations, personal injury, advertising injury, bodily injury, death and/or property damage occurring in or about the Building, under which Tenant is insured and Landlord, Landlord's Agent and any Lessors and any Mortgagees whose names have been furnished to Tenant are named as additional insureds (the "Insured Parties"). Such insurance shall provide primary coverage without contribution from any other insurance or self-insurance carried by or for the benefit of the Insured Parties, and such insurance shall include blanket broad-form contractual liability coverage. The minimum limits of liability applying exclusively to the Premises shall be a combined single limit with respect to each occurrence in an amount of not less than Five Million and No/100 Dollars ($5,000,000.00). If CGL contains a general aggregate limit, it shall apply separately to this location. Landlord shall retain the right to require Tenant to increase such coverage from time to time to that amount of insurance which in Landlord's reasonable judgment is then being customarily required by landlords for similar office space in Comparable Buildings. There shall be no deductible or self-insurance without the prior written consent of Landlord;

(ii)     All-Risk Commercial Property Insurance insuring Tenant's Property (as defined in Exhibit B) and the Tenant-Insured Improvements (as defined in Exhibit B), for the full replacement cost thereof, having a deductible amount, if any, not in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) without the prior written consent of Landlord. The Insured Parties shall be included as loss payee(s) with respect to the Tenant-Insured Improvements;

(iii)     Builder's Risk during the performance of any Alteration, until completion thereof, on an "All Risk" basis, including a permission to complete and occupy, and flood, including resulting water damage, endorsements, for full replacement cost covering the interest of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated in the Building and all materials and equipment in or about the Premises, or evidence of such coverage under the property insurance policies set forth in (ii) above. The Insured Parties shall be named as additional insureds;

(iv)     Workers' Compensation Benefits Insurance and Employer's Liability Insurance, with Worker's Compensation Benefits Insurance as required by law and Employer's Liability Insurance with a limit not less than One Million and No/100 Dollars ($1,000,000.00) each accident for bodily injury by accident and One Million and No/100 Dollars ($1,000,000.00) each employee for bodily injury by disease. A deductible or self-insured retention for such policy shall not exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) without the prior written consent of Landlord;

(v)     Business Interruption Insurance covering a minimum of one (1) year of anticipated gross Rent; and

(vi)     such other insurance in such amounts as the Insured Parties may reasonably require from time to time.

(b)     All insurance required to be carried by Tenant shall contain a provision that the Insured Parties receive thirty (30) days' prior written notice in advance of any termination or material change to the policies that would affect the interest of any of the Insured Parties and shall be effected under valid and enforceable policies issued by reputable insurers authorized to do business in the State of California and rated in AM Best's Insurance Guide, or any successor thereto as having an AM Best's Rating of "A" or better and a Financial Size Category of at least "X" or better, or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time consider appropriate.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

(c)     On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate certificates of insurance that evidence insurance required to be covered by this Article 11, the waivers of subrogation required by Section 11.2 below, the Insured Parties are named as additional insureds/loss payees as required pursuant to this Article 11, and the commercial general liability is primary, non-contributory, and not excess of any other valid and collectible insurance. Evidence of each renewal or replacement policies shall be delivered by Tenant to Landlord at least ten (10) days after the expiration of the policies.

(d)     By requiring insurance herein, Landlord does not represent that coverage and limits will necessarily be adequate to protect Tenant, and such coverage and limits shall not be deemed a limitation on or transfer of Tenant's liability under the indemnities granted to Landlord in this contract.

(e)     All rights that inure to the benefit of the Landlord shall not be prejudiced by the expiration of the Lease.

(f)     Tenant may satisfy the limits of liability required herein with a combination of umbrella and/or excess policies of insurance where applicable, provided that such policies comply with all of the provisions hereof (including, without limitation, with respect to scope of coverage and naming of the Insured Parties as additional insureds).

Section 11.2     Waiver of Subrogation. Landlord and Tenant shall have no liability to one another, or to any insurer, by way of subrogation or otherwise, on account of any loss or damage to their respective property, the Premises or its contents or the Building, regardless of whether such loss or damage is caused by the negligence of Landlord or Tenant, arising out of any of the perils or casualties insured against by the property insurance policies carried, or required to be carried, by the parties pursuant to this Lease, but only to the extent covered by such insurance policies carried, or required to be carried, by the parties pursuant to this Lease. In addition, Landlord and Tenant shall have no liability to one another for any deductible amount carried under any policy, except with respect to Tenant's reimbursement of deductible amounts to Landlord as a part of Operating Expenses in accordance with Article 7 above. The insurance policies obtained by Landlord and Tenant pursuant to this Lease, shall permit waivers of subrogation which the insurer may otherwise have against the non-insuring party. In the event the policy or policies do not include blanket waiver of subrogation prior to loss, either Landlord or Tenant shall, at the request of the other party, arrange and deliver to the requesting party a waiver of subrogation endorsement in such form and content as may reasonably be required by the requesting party or its insurer. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to any Tenant-Insured Improvements, (ii) Tenant's Property, and (iii) any loss suffered by Tenant due to interruption of Tenant's business.

Section 11.3     Restoration.

(a)      If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to the Premises, Landlord shall promptly commence and diligently pursue to completion the repairs to substantially the condition of the Premises prior to the damage, subject to the provisions of any Mortgage or Superior Lease and only to the extent that such repairs can be reasonably made from the net proceeds of any insurance actually received by Landlord, but Landlord shall have no obligation to repair or restore (i) Tenant's Property or (ii) except as provided in Section 11.3(b), any Tenant-Insured Improvements. So long as Tenant is not in default beyond applicable grace or notice provisions in the payment or performance of its obligations under this Section 11.3, and provided Tenant timely delivers to Landlord either Tenant's Restoration Payment (as hereinafter defined) or the Restoration Security (as hereinafter defined) or Tenant expressly waives any obligation of Landlord to repair or restore any of Tenant's Tenant-Insured Improvements, then until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant Delay, Fixed Rent, Tenant's Tax Payment and Tenant's Operating Payment shall be reduced in the proportion by which the area of the part of the Premises which is not usable (or accessible ) and is not used by Tenant bears to the total area of the Premises. If this Lease is terminated in connection with any fire or casualty and Tenant has obtained and maintained the insurance policies required under Section 11.1 of this Lease, then Tenant shall assign to Landlord all insurance proceeds payable to Tenant in connection with the Tenant-Insured Improvements. In addition, if this Lease is terminated in connection with any fire or casualty and Tenant has not obtained or maintained the insurance policies required under Section 11.1 of this Lease, then Tenant shall pay to Landlord an amount equal to the amount of the insurance proceeds that otherwise would have been payable to Tenant had Tenant complied with the insurance requirements set forth herein.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

(b)     As a condition precedent to Landlord's obligation to repair or restore any Tenant-Insured Improvements, Tenant shall (i) pay to Landlord upon demand a sum ("Tenant's Restoration Payment") equal to the amount, if any, by which (A) the cost, as estimated by a reputable independent contractor reasonably approved by Landlord (provided that Tenant shall retain the contractors designated by Landlord to perform any structural, mechanical, electrical, plumbing, HVAC, life safety and sprinkler work, provided that their rates are competitive in the marketplace), of repairing and restoring all Alterations and improvements in the Premises (including the Tenant Improvements) to their condition prior to the damage, exceeds (B) the cost of restoring the Premises with Building Standard Installations, or (ii) furnish to Landlord security (the "Restoration Security") in form and amount reasonably acceptable to Landlord to secure Tenant's obligation to pay all costs in excess of restoring the Premises with Building Standard Installations. If Tenant shall fail to deliver to Landlord either (1) Tenant's Restoration Payment or the Restoration Security, as applicable, or (2) a waiver by Tenant, in form satisfactory to Landlord, of all of Landlord's obligations to repair or restore any of the Tenant-Insured Improvements, in either case within fifteen (15) days after Landlord's demand therefor, Landlord shall have no obligation to restore any Tenant-Insured Improvements and Tenant's abatement of Fixed Rent, Tenant's Tax Payment and Tenant's Operating Payment shall cease when the restoration of the Premises (other than any Tenant-Insured Improvements) is Substantially Complete.

Section 11.4     Landlord's Termination Right. Notwithstanding anything to the contrary contained in Section 11.3, (a) if the Premises are totally damaged or are rendered wholly untenantable, (b) if the Building shall be so damaged that, in Landlord's reasonable opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises are so damaged or rendered untenantable), (c) if any Mortgagee shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt or any Lessor shall terminate the Superior Lease, as the case may be, or (d) if the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies, then in any of such events, Landlord may, not later than sixty (60) days following the date of the damage, terminate this Lease by notice to Tenant. If this Lease is so terminated, (a) the Term shall expire upon the sixtieth (60th) day after such notice is given, (b) Tenant shall vacate the Premises and surrender the same to Landlord, (c) Tenant's liability for Rent shall cease as of the date of the damage, and (d) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant.

Section 11.5     Tenant's Termination Right. If the Premises are totally damaged and are thereby rendered wholly untenantable, or if the Building shall be so damaged that Tenant is deprived of reasonable access to the Premises, and if Landlord elects to restore the Premises pursuant to this Article 11, Landlord shall, within sixty (60) days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the "Restoration Notice") to Tenant of the date by which such contractor or architect estimates the restoration of the Premises (excluding any Tenant-Insured Improvements) shall be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than twelve (12) months from the date of such damage, then Tenant shall have the right to terminate this Lease by giving notice (the "Termination Notice") to Landlord not later than thirty (30) days following delivery of the Restoration Notice to Tenant. If Tenant delivers a Termination Notice, this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice, in the manner set forth in the second sentence of Section 11.4.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 11.6     Final 18 Months. Notwithstanding anything to the contrary in this Article 11, if any damage during the final eighteen (18) months of the Term renders the Premises wholly untenantable, either Landlord or Tenant may terminate this Lease by notice to the other party within thirty (30) days after the occurrence of such damage and this Lease shall expire on the thirtieth (30th) day after the date of such notice. For purposes of this Section 11.6, the Premises shall be deemed wholly untenantable if Tenant shall be precluded from using more than fifty percent (50%) of the Premises for the conduct of its business and Tenant's inability to so use the Premises is reasonably expected to continue for more than ninety (90) days.

Section 11.7     Landlord's Liability. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant's agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. None of the Insured Parties shall be liable for any injury or damage to persons or property or interruption of Tenant's business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or by construction of any private, public or quasi-public work, or any latent defect in the Premises, in the Building or in the Project (except that Landlord shall be required to repair the same to the extent provided in Article 6). No penalty shall accrue for delays which may arise by reason of adjustment of casualty insurance on the part of Landlord or Tenant, or for any Unavoidable Delays arising from any repair or restoration of any portion of the Building, provided that Landlord shall use reasonable efforts to minimize interference with Tenant's use and occupancy of the Premises during the performance of any such repair or restoration.

ARTICLE 12

EMINENT DOMAIN

Section 12.1     Taking.

(a)     Total Taking. If all or substantially all of the Project, the Building or the Premises shall be acquired or condemned for any public or quasi-public purpose (a "Taking"), this Lease shall terminate and the Term shall end as of the earlier of (i) the date possession is taken or (ii) the date of the vesting of title and Rent shall be prorated and adjusted as of such date.

(b)     Partial Taking. Upon a Taking of only a part of the Project, the Building or the Premises then, except as hereinafter provided in this Article 12, this Lease shall continue in full force and effect, provided that from the earlier of (i) the date possession is taken or (ii) the date of the vesting of title, Fixed Rent and Tenant's Proportionate Share shall be modified proportionately to reflect the reduction of the Premises and/or the Building as a result of such Taking.

(c)     Landlord's Termination Right. Whether or not the Premises are affected, Landlord may, be notice to Tenant, terminate this Lease upon a Taking of all or a portion of the Project, the Building or the Premises.

(d)     Tenant's Termination Right. If the part of the Project so Taken contains more than twenty percent (20%) of the total area of the Premises occupied by Tenant immediately prior to such Taking, or if, by reason of such Taking, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Lease by notice to Landlord given within thirty (30) days following the date upon which Tenant is given notice of such Taking. If Tenant so notifies Landlord, this Lease shall end and expire upon the thirtieth (30th) day following the giving of such notice. If a part of the Premises shall be so Taken and this Lease is not terminated in accordance with this Section 12.1 Landlord, without being required to spend more than it collects as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises not so Taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such Taking, excluding Tenant's Property and any Tenant-Insured Improvements.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

(e)     Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this Article 12, Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.

Section 12.2     Awards. Upon any Taking, Landlord shall receive the entire award for any such Taking, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant's Alterations; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article 12 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant's Property or Tenant-Insured Improvements included in such Taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.

Section 12.3     Temporary Taking. If all or any part of the Premises is Taken temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all of its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority, and Tenant shall be entitled to receive any award or payment from the condemning authority for such use, which shall be received, held and applied by Tenant as a trust fund for payment of the Rent falling due.

ARTICLE 13

ASSIGNMENT AND SUBLETTING

Section 13.1     Consent Requirements.

(a)     No Transfers. Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord's prior consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 13 shall be void and shall constitute an Event of Default.

(b)     Collection of Rent. If, without Landlord's consent (which such consent is required pursuant to the terms of this Lease), this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant or this Lease is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection shall be deemed a waiver of the provisions of this Article 13, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant's covenants hereunder, and in all cases Tenant shall remain fully liable for its obligations under this Lease.

(c)     Further Assignment/Subletting. Landlord's consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord's consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others.

Section 13.2     Tenant's Notice. If Tenant desires to assign this Lease or sublet all or any portion of the Premises (sometimes referred to herein as a "Transfer"), Tenant shall give notice thereof to Landlord, which shall be accompanied by (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and (b) with respect to a sublet of all or a part of the Premises, a description of the portion of the Premises to be sublet, the commencement date of such sublease and the rent per rentable square foot Tenant will ask for such portion of the Premises ("Tenant's Asking Rate"). Such notice shall be deemed an irrevocable offer from Tenant to Landlord of the right, at Landlord's option, (1) to terminate this Lease with respect to such space as Tenant proposes to sublease (the "Partial Space"), upon the terms and conditions hereinafter set forth, or (2) if the proposed transaction is an assignment of this Lease or a subletting of fifty percent (50%) or more of the rentable square footage of the Premises, to terminate this Lease with respect to the entire Premises. Such option may be exercised by notice from Landlord to Tenant within thirty (30) days after delivery of Tenant's notice. If Landlord exercises its option to terminate this Lease with respect to all or a portion of the Premises, (a) this Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the date that such assignment or sublease was to commence, provided that such date is in no event earlier than sixty (60) days after the date of the above notice unless Landlord agrees to such earlier date, (b) Rent shall be apportioned, paid or refunded as of such date, (c) Tenant, upon Landlord's request, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof, and (d) Landlord shall be free to lease the Premises (or any part thereof) to Tenant's prospective assignee or subtenant or to any other party. Tenant shall pay all costs to make the Partial Space a self-contained rental unit and to install any required Building corridors.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 13.3     Intentionally Deleted.

Section 13.4     Conditions to Assignment/Subletting.

(a)     If Landlord does not exercise either of Landlord's options provided under Section 13.2, Landlord's consent to the proposed assignment or subletting shall not be unreasonably withheld or delayed. Such consent shall be granted or denied within twenty (20) days after delivery to Landlord of (i) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant ("Transferee"), the nature of its business and its proposed use of the Premises, (ii) current financial information with respect to the Transferee, including its most recent financial statements, (iii) all of the terms of the proposed Transfer and the consideration therefor, together with a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including the final operative documents executed to evidence such Transfer and such other agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's standard Transfer documents in connection with the documentation of such Transfer, and (iv) any other information Landlord may reasonably request, provided that:

(i)     in Landlord's reasonable judgment, the Transferee is engaged in a business or activity, and the Premises will be used in a manner, which (1) is in keeping with the then standards of the Project, (2) is for the Permitted Uses, and (3) does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease or any negative covenant as to use of the Premises required by any other lease in the Project;

(ii)     the Transferee is reputable with sufficient financial means to perform all of its obligations under this Lease or the sublease, as the case may be;

(iii)     if Landlord has, or reasonably expects to have three (3) months thereafter, comparable space available in the Project, neither the Transferee nor any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Transferee is then an occupant of the Project;

(iv)     the Transferee is not a person or entity (or affiliate of a person or entity) with whom Landlord is then or has been within the prior six (6) months negotiating in connection with the rental of space in the Project;

(v)     there shall be not more than two (2) subtenants in the Premises;

(vi)     intentionally deleted;

(vii)     Tenant shall, upon demand, reimburse Landlord for all reasonable expenses incurred by Landlord in connection with such assignment or sublease, including any investigations as to the acceptability of the Transferee and all legal costs reasonably incurred in connection with the granting of any requested consent, but in no event in an amount exceeding $2,500.00 for a Transfer in the ordinary course of business;

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

(viii)     the proposed Transfer is either a sublease or a non-collateral complete assignment;

(ix)     the proposed Transfer would not cause Landlord to be in violation of any Requirements or any other lease, Mortgage, Superior Lease or agreement to which Landlord is a party and would not give a tenant of the Project a right to cancel its lease;

(x)     the Transferee shall not be either a governmental agency or an instrumentality thereof, nor shall the Transferee be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the County of Los Angeles, and State of California; and

(xi)     intentionally deleted;

(xii)     Landlord has received assurances acceptable to Landlord in its sole discretion that all past due amounts owing from Tenant to Landlord, if any, will be paid and all defaults on the part of Tenant, if any, will be cured prior to the effective date of the proposed Transfer.

In the event that Landlord fails to grant or deny its consent to a proposed assignment or subletting within such twenty (20) day period, and such failure continues for a period of five (5) Business Days after Tenant's delivery of a second written notice to Landlord that contains a statement in bold and capital letters substantially similar to the following: "THIS IS A SECOND REQUEST FOR LANDLORD'S CONSENT PURSUANT TO THE TERMS OF SECTION 13.4: IF LANDLORD FAILS TO GRANT OR DENY ITS CONSENT WITHIN 5 BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE CONSENTED TO THE PROPOSED TRANSFER", then Landlord shall be deemed to have consented to the proposed Transfer.

The parties hereby agree, without limitation as to other reasonable grounds for withholding consent, that it shall be reasonable under this Lease and under applicable Requirements for Landlord to withhold consent to any proposed Transfer based upon any of the foregoing criteria.

(b)     With respect to each and every subletting and/or assignment approved by Landlord under the provisions of this Lease:

(i)     the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord;

(ii)     no sublease shall be for a term ending later than one (1) day prior to the Expiration Date;

(iii)     no Transferee shall take possession of any part of the Premises until an executed counterpart of such sublease or assignment has been delivered to Landlord and approved by Landlord as provided in Section 13.4(a); and

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

(iv)     each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate; and Tenant and each Transferee shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such Transferee shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease or which theretofore accrued to such Transferee against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one (1) month's rent, (D) bound to return such Transferee's security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such Transferee, or to perform any work in the sublet space or the Building or Project, or in any way to prepare the subleased space for occupancy, beyond Landlord's obligations under this Lease. The provisions of this Section 13.4(b)(iv) shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.

Section 13.5     Binding on Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of rent by Landlord from any Transferee, Tenant and any guarantor shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant's part to be observed and performed, and any default under any term, covenant or condition of this Lease by any Transferee or anyone claiming under or through any Transferee shall be deemed to be a default under this Lease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses resulting from any claims that may be made against Landlord by the Transferee or anyone claiming under or through any Transferee or by any brokers or other persons or entities claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article 13.

Section 13.6     Tenant's Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within ninety (90) days after the giving of such consent, or the amount of space subject to any such sublease varies by more than ten (10%) from that specified in the notice given by Tenant to Landlord pursuant to Section 13.2, or the net effective rent payable under such sublease is less than ninety-five percent (95%) of Tenant's Asking Rate, or if there are any changes in the terms and conditions of the proposed assignment or sublease such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Article 13, then Tenant shall again comply with all of the provisions and conditions of Sections 13.2 and 13.4 before assigning this Lease or subletting all or part of the Premises.

Section 13.7     Profits. If Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within sixty (60) days of Landlord's consent to such assignment or sublease (but not as to any assignment or sublease that does not require landlord's consent hereunder), deliver to Landlord a list of Tenant's reasonable third-party brokerage fees, legal fees and architectural fees and improvement costs paid or to be paid in connection with such transaction, reasonable marketing costs, and, in the case of any sublease, any actual costs incurred by Tenant in separately demising the sublet space (collectively, "Transaction Costs"), together with a list of all of Tenant's Property to be transferred to such Transferee; provided, however, that Transaction Costs shall not include any rent paid by Tenant to Landlord, including with respect to the period Tenant is marketing the Premises or any portion thereof for sublease. The Transaction Costs shall be amortized, on a straight-line basis, over the term of any sublease. Tenant shall deliver to Landlord evidence of the payment of such Transaction Costs promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:

(a)     In the case of an assignment, on the effective date of the assignment, fifty percent (50%) of all sums and other consideration paid to Tenant by the Transferee for or by reason of such assignment (including key money, bonus money and any sums paid for services rendered by Tenant to the Transferee in excess of fair market value for such services and sums paid for the sale or rental of Tenant's Property, less the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the Transaction Costs; or

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

(b)     In the case of a sublease, fifty percent (50%) of any consideration payable under the sublease to Tenant by the Transferee which exceeds on a per square foot basis the Fixed Rent, Tenant's Tax Payment and Tenant's Operating Payment accruing during the term of the sublease in respect of the sublet space (together with any sums paid for services rendered by Tenant to the Transferee in excess of fair market value for such services and sums paid for the sale or rental of Tenant's Property, less the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the monthly amortized amount of Transaction Costs. The sums payable under this clause shall be paid by Tenant to Landlord monthly as and when paid by the subtenant to Tenant.

The amount payable under this Section 13.7 with respect to any particular Transfer is sometimes referred to herein as the "Transfer Premium." Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, such event shall, at Landlord's option, be deemed to be an uncurable Event of Default (as such term is defined in Section 15.1 below) and Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord's costs of such audit.

Section 13.8     Transfers.

(a)     Permitted Transfers. If Tenant is a legal entity, except as otherwise provided in this Section 13.8(a) below, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the stock or other beneficial ownership interest in Tenant or of all or substantially all of the assets of Tenant (collectively, "Ownership Interests") shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Article 13 shall not apply to the transfer of Ownership Interests in Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange. For purposes of this Article the term "transfers" shall be deemed to include (x) the issuance of new Ownership Interests which results in a majority of the Ownership Interests in Tenant being held by a person or entity which does not hold a majority of the Ownership Interests in Tenant on the Effective Date (y) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of Tenant's net assets, and (z) except as provided below, the sale or transfer of all or substantially all of the assets of Tenant in one or more transactions or the merger, consolidation or conversion of Tenant into or with another business entity. The provisions of Section 13.1(a), 13.1(b), 13.2, 13.4, 13.6, 13.7 and 13.9 hereof shall not apply to the following transactions, which shall be deemed permitted transfers: (1) an assignment of this Lease or the subletting or space sharing of all or a portion of the Premises to or with an entity which is controlled by, controls or is under common control with Tenant, (2) an assignment of this Lease or a subletting of all or a portion of the Premises to a purchaser of all or substantially all of Tenant's ownership interest in its assets, or (3) a transfer, by operation of law or otherwise, in connection with the merger, consolidation or other reorganization of Tenant (in each of the foregoing instances, a "Permitted Transferee"), so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant has a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) that is sufficient to meet the obligations of Tenant under this Lease and is at least equal to the net worth of Tenant (1) immediately prior to such merger, consolidation, conversion or transfer, or (2) on the Effective Date, whichever is greater, (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least ten (10) days prior to the effective date of any such transaction, (iv) any such transfer shall be subject and subordinate to all of the terms and provisions of this Lease, and the transferee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such transfer, all the obligations of Tenant under this Lease, (v) Tenant and any guarantor shall remain fully liable for all obligations to be performed by Tenant under this Lease, (vi) such transfer does not cause Landlord to be in default under any existing lease at the Project and (vii) the Permitted Transferee is in Landlord's reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Building. An assignee of Tenant's entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a "Permitted Transferee Assignee"). Any assignment or sublease to a Permitted Transferee shall not relieve, release, impair or discharge any of Tenant's obligations hereunder. For the purposes hereof, "control" shall be deemed to mean ownership of not less than fifty percent (50%) of all of the Ownership Interests of such corporation or other business entity or the power and authority to otherwise control or direct the business of such entity. Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or sublease all or any portion of the Premises without Landlord's consent pursuant to this Section 13.8 if an Event of Default by Tenant exists under this Lease.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

(b)     Applicability. The limitations set forth in this Section 13.8 shall apply to Transferee(s) and guarantor(s) of this Lease, if any, and any transfer by any such entity in violation of this Section 13.8 shall be a transfer in violation of Section 13.1.

(c)     Modifications, Takeover Agreements. Any modification, amendment or extension of a sublease and/or any other agreement by which a landlord of a building other than the Building, or its affiliate, agrees to assume the obligations of Tenant under this Lease shall be deemed a sublease for the purposes of Section 13.1 hereof.

Section 13.9     Assumption of Obligations. No assignment or transfer shall be effective unless and until the Transferee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the Transferee (a) assumes Tenant's obligations under this Lease and (b) agrees that, notwithstanding such assignment or transfer, the provisions of Section 13.1 hereof shall be binding upon it in respect of all future assignments and transfers.

Section 13.10     Tenant's Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant's obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.

Section 13.11     Listings in Building Directory. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord's consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord's discretion by notice to Tenant.

Section 13.12     Lease Disaffirmance or Rejection. If at any time after an assignment by Tenant named herein, this Lease is not affirmed or is rejected in any bankruptcy proceeding or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant named herein, upon request of Landlord given after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as "tenant," enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any persons or entities claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of ten (10) days after Landlord's request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant's default thereunder.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

ARTICLE 14

ACCESS TO PREMISES

Section 14.1     Landlord's Access.

(a)     Landlord, Landlord's agents and utility service providers servicing the Project may erect, use and maintain concealed ducts, pipes and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount. Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this Article 14.

(b)     Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon at least twenty-four (24) hours prior notice (which notice may be oral) except in the case of emergency (in which event no notice shall be required), to examine the Premises, to show the Premises to prospective purchasers, Mortgagees, Lessors or tenants and their respective agents and representatives or others and to perform Work of Improvement to the Premises or the Project. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant's use of the Premises during any such entries.

(c)     All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Building Systems, Building facilities and Common Areas are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair.

Section 14.2     Building Name. Landlord has the right at any time to change the name, number or designation by which the Building or Project is commonly known.

Section 14.3     Light and Air. If at any time any windows of the Premises are temporarily darkened or covered over by reason of any Work of Improvement, any of such windows are permanently darkened or covered over due to any Requirement or there is otherwise a diminution of light, air or view by another structure which may hereafter be erected (whether or not by Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.

ARTICLE 15

DEFAULT

Section 15.1     Tenant's Defaults. Each of the following events shall be an "Event of Default" hereunder:

(a)     Tenant fails to pay when due any installment of Rent (provided that Tenant shall be entitled to a grace period before such failure to pay shall constitute an Event of Default of five (5) Business Days after written notice by Landlord to Tenant that such amount is past due for the first two (2) late payment of Rent during any twelve (12) month period); or

(b)     Except as otherwise specifically set forth in this Section 15.1, Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than thirty (30) days (or three (3) Business Days with respect to a failure under Article 3, Article 9 or Section 26.10) after notice by Landlord to Tenant of such default, or if such default (other than a default under Article 3, Article 9 or Section 26.10) is of a nature that it cannot be completely remedied within thirty (30) days, failure by Tenant to commence to remedy such failure within said thirty (30) days, and thereafter diligently prosecute to completion all steps necessary to remedy such default, provided in all events the same is completed within ninety (90) days; or

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

(c)     if Landlord applies or retains any part of the security held by it hereunder, and Tenant fails to deposit with Landlord the amount so applied or retained by Landlord, or if Landlord draws on any Letter of Credit (as hereinafter defined), in part or in whole, and Tenant fails to provide Landlord with a replacement Letter of Credit, within five (5) days after notice by Landlord to Tenant stating the amount applied, retained or drawn, as applicable; or

(d)     Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant's property; or

(e)     A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a trustee, receiver or liquidator of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by applicable Requirements.

Section 15.2     Landlord's Remedies. If Landlord elects to terminate this Lease by serving a notice pursuant to Section 15.1 above, or otherwise, then pursuant, pursuant to Section 1951.2 of the California Civil Code, Landlord shall be entitled to recover from Tenant the aggregate of:

(i)     The worth at the time of award of the unpaid rent earned as of the date of the termination hereof;

(ii)     The worth at the time of award of the amount by which the unpaid rent which would have been earned after the date of termination hereof until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii)     The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided;

(iv)     Any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom; and

(v)     Any other amount which Landlord may hereafter be permitted to recover from Tenant to compensate Landlord for the detriment caused by Tenant's default.

For the purposes of this Section 15.2, "rent" shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others, the "time of award" shall mean the date upon which the judgment in any action brought by Landlord against Tenant by reason of such Event of Default is entered or such earlier date as the court may determine; the "worth at the time of award" of the amounts referred to in Sections 15.2(i) and 15.2(ii) shall be computed by allowing interest on such amounts at the Interest Rate; and the "worth at the time of award" of the amount referred to in Section 15.2(iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%) per annum. Tenant agrees that such charges shall be recoverable by Landlord under California Code of Civil Procedure Section 1174(b) or any similar, successor or related provision of law.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 15.3     Recovering Rent as It Comes Due. Upon any Event of Default, in addition to any other remedies available to Landlord at law or in equity or under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due. Such remedy may be exercised by Landlord without prejudice to its right thereafter to terminate this Lease in accordance with the other provisions contained in this Article 15. Landlord's reentry to perform acts of maintenance or preservation of, or in connection with efforts to relet, the Premises, or any portion thereof, or the appointment of a receiver upon Landlord's initiative to protect Landlord's interest under this Lease shall not terminate Tenant's right to possession of the Premises or any portion thereof and, until Landlord elects to terminate this Lease, this Lease shall continue in full force and Landlord may pursue all its remedies hereunder. Nothing in this Article 15 shall be deemed to affect Landlord's right to indemnification, under the indemnification clauses contained in this Lease, for Losses arising from events occurring prior to the termination of this Lease.

Section 15.4     Reletting on Tenant's Behalf. If Tenant abandons the Premises or if Landlord elects to reenter or takes possession of the Premises pursuant to any legal proceeding or pursuant to any notice provided by Requirements, and until Landlord elects to terminate this Lease, Landlord may, from time to time, without terminating this Lease, recover all Rent as it becomes due pursuant to Section 15.3 and/or relet the Premises or any part thereof for the account of and on behalf of Tenant, on any terms, for any term (whether or not longer than the Term), and at any rental as Landlord in its reasonable discretion may deem advisable, and Landlord may make any Work of Improvement to the Premises in connection therewith. Tenant hereby irrevocably constitutes and appoints Landlord as its attorney-in-fact, which appointment shall be deemed coupled with an interest and shall be irrevocable, for purposes of reletting the Premises pursuant to the immediately preceding sentence. If Landlord elects to so relet the Premises on behalf of Tenant, then rentals received by Landlord from such reletting shall be applied:

(a)     First, to reimburse Landlord for the costs and expenses of such reletting (including costs and expenses of retaking or repossessing the Premises, removing persons and property therefrom, securing new tenants, and, if Landlord maintains and operates the Premises, the costs thereof) and necessary or reasonable Work of Improvement.

(b)     Second, to the payment of any indebtedness of Tenant to Landlord other than Rent due and unpaid hereunder.

(c)     Third, to the payment of Rent due and unpaid hereunder, and the residue, if any, shall be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may become due and payable.

Should the rentals received from such reletting, when applied in the manner and order indicated above, at any time be less than the total amount owing from Tenant pursuant to this Lease, then Tenant shall pay such deficiency to Landlord, and if Tenant does not pay such deficiency within five (5) days of delivery of notice thereof to Tenant, Landlord may bring an action against Tenant for recovery of such deficiency or pursue its other remedies hereunder or under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related Requirements.

Section 15.5     General.

(a)     All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord at law or in equity. The exercise of any one or more of such rights or remedies shall not impair Landlord's right to exercise any other right or remedy including any and all rights and remedies of Landlord under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related Requirements.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

(b)     If, after Tenant's abandonment of the Premises, Tenant leaves behind any of Tenant's Property, then Landlord shall store such Tenant's Property at a warehouse or any other location at the risk, expense and for the account of Tenant, and such property shall be released only upon Tenant's payment of such charges, together with moving and other costs relating thereto and all other sums due and owing under this Lease. If Tenant does not reclaim such Tenant's Property within the period permitted by law, Landlord may sell such Tenant's Property in accordance with law and apply the proceeds of such sale to any sums due and owing hereunder, or retain said Property, granting Tenant credit against sums due and owing hereunder for the reasonable value of such Property.

(c)     To the extent permitted by law, Tenant hereby waives all provisions of, and protections under, any Requirement to the extent same are inconsistent and in conflict with specific terms and provisions hereof.

Section 15.6     Interest. If any payment of Rent is not paid when due, interest shall accrue on such payment, from the date such payment became due until paid at the Interest Rate. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Mortgage covering the Premises. Therefore, in addition to interest, if any amount is not paid when due, a late charge equal to five percent (5%) of such amount shall be assessed; provided, however, that on two (2) occasions during any calendar year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of five (5) days thereafter in which to make such payment before any late charge is assessed. Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord's rights or remedies under any other provision of this Lease.

Section 15.7     Other Rights of Landlord. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant's right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant.

Section 15.8     Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

ARTICLE 16

LANDLORD'S RIGHT TO CURE; FEES AND EXPENSES

If Tenant defaults in the performance of its obligations under this Lease, Landlord, without waiving such default, may perform such obligations at Tenant's expense: (a) immediately, and without notice, in the case of emergency or if the default (i) materially interferes with the use by any other tenant of the Building or Project, (ii) materially interferes with the efficient operation of the Building or Project, (iii) results in a violation of any Requirement, or (iv) results or will result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues after ten (10) days from the date Landlord gives notice of Landlord's intention to perform the defaulted obligation. All costs and expenses incurred by Landlord in connection with any such performance by it and all costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord in any action or proceeding (including any unlawful detainer proceeding) brought by Landlord or in which Landlord is a party to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises or as a result of any default by Tenant under this Lease, shall be paid by Tenant to Landlord on demand, with interest thereon at the Interest Rate from the date incurred by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease, are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease, are attributable directly to Tenant's use and occupancy of the Premises or presence at the Building or Project, or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord within ten (10) Business Days after receipt of Landlord's invoice for such amount.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

ARTICLE 17

NO REPRESENTATIONS BY LANDLORD; LANDLORD'S APPROVAL

Section 17.1     No Representations. Except as expressly set forth herein, Landlord and Landlord's agents have made no warranties, representations, statements or promises with respect to the Building, the Project or the Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease.

Section 17.2     Consequential Damages. Wherever in this Lease Landlord's consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make or exercise, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) and/or any right to terminate this Lease based upon Tenant's claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant's sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment. In no event shall Landlord or the Parties (as that term is defined in Section 26.3, below) be liable for, and Tenant, on behalf of itself and all other Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with the Lease Documents. Additionally, in no event shall Tenant be liable for, and Landlord, on behalf of itself and all other Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with the Lease Documents, provided, however, that, notwithstanding the foregoing, Tenant shall be liable to Landlord for consequential damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease.

Section 17.3     Reasonable Efforts. For purposes of this Lease, "reasonable efforts" by Landlord shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.

ARTICLE 18

END OF TERM

Section 18.1     Expiration. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant's Property and Specialty Alterations. Tenant shall not be obligated to remove any tenant improvements that existed in the Premises on the date the Premises were delivered to Tenant that were not installed by or on behalf of Tenant or which existed in the Premises as of the date the Lease was executed. In addition, Tenant shall not be required to remove any Tenant Improvements made pursuant to the Tenant Work Letter or Article 5 of the Lease as long as such Tenant Improvements constitute normal and customary business office improvements. Additionally, in no event shall Tenant be required to repaint, replace, repair or patch wall or floor coverings or patch small holes in the walls and floors or remove cables, wiring or conduits not installed by or on behalf of Tenant.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 18.2     Holdover Rent. Landlord and Tenant recognize that Landlord's damages resulting from Tenant's failure to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall (a) pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to (i) during the first thirty (30) days of such holdover, 1.5 times the Rent payable under this Lease for the last full calendar month of the Term, and (ii)  thereafter, 2 times the Rent payable under this Lease for the last full calendar month of the Term, (b) be liable to Landlord for (1) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a "New Tenant") in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (2) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant, and (c) indemnify Landlord against all claims for damages by any New Tenant. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 18.2.

ARTICLE 19

QUIET ENJOYMENT

Provided this Lease is in full force and effect and no Event of Default then exists, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease and to all Superior Leases and Mortgages.

ARTICLE 20

NO SURRENDER; NO WAIVER

Section 20.1     No Surrender or Release. No act or thing done by Landlord or Landlord's agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing and is signed by Landlord.

Section 20.2     No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

ARTICLE 21

WAIVER OF TRIAL BY JURY

TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS, THE PARTIES HEREBY AGREE THAT THIS LEASE CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY PURSUANT TO THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 631 AND EACH PARTY DOES HEREBY CONSTITUTE AND APPOINT THE OTHER PARTY ITS TRUE AND LAWFUL ATTORNEY-IN-FACT, WHICH APPOINTMENT IS COUPLED WITH AN INTEREST, AND EACH PARTY DOES HEREBY AUTHORIZE AND EMPOWER THE OTHER PARTY, IN THE NAME, PLACE AND STEAD OF SUCH PARTY, TO FILE THIS LEASE WITH THE CLERK OR JUDGE OF ANY COURT OF COMPETENT JURISDICTION AS A STATUTORY WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY.

LANDLORD'S INITIALS: _____	TENANT'S INITIALS: _____

ARTICLE 22

NOTICES

Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth in Article 1, and to any Mortgagee or Lessor who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 22. Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given or three (3) Business Days after it shall have been mailed as provided in this Article 22, whichever is earlier.

ARTICLE 23

RULES AND REGULATIONS

All Tenant Parties shall observe and comply with the Rules and Regulations, as supplemented or amended from time to time with reasonable amendments or supplements. Landlord reserves the right, from time to time, to adopt additional reasonable Rules and Regulations and to amend the Rules and Regulations then in effect with reasonable amendments or supplements. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Building tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, provided that Landlord shall enforce the Rules or Regulations against Tenant in a non-discriminatory fashion.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

ARTICLE 24

BROKER

Landlord has retained Landlord's Agent as leasing agent in connection with this Lease and Landlord will be solely responsible for any fee that may be payable to Landlord's Agent. Landlord agrees to pay a commission to Tenant's Broker pursuant to a separate written agreement between Landlord and Tenant's Broker. Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Lease other than Landlord's Agent and Tenant's Broker. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord's Agent and Tenant's Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false.

ARTICLE 25

INDEMNITY

Section 25.1     Waiver of Liability. Neither Landlord nor any of its Indemnitees shall be liable or responsible in any way for, and Tenant hereby waives all claims against the Indemnitees with respect to or arising out of (a) any death or any injury of any nature whatsoever that may be suffered or sustained by Tenant or any employee, licensee, invitee, guest, agent or customer of Tenant or any other person, from any causes whatsoever except to the extent such injury or death is caused by the gross negligence or willful misconduct of the Indemnitees; or (b) any loss or damage or injury to any property outside or within the Premises belonging to Tenant or its employees, agents, customers, licensees, invitees, guests or any other person; except to the extent such injury or damage is to property not covered by insurance carried (or required to be carried) by Tenant and is caused by the gross negligence or willful misconduct of the Indemnitees. Subject to the foregoing, none of the Indemnitees shall be liable for any damage or damages of any nature whatsoever to persons or property caused by explosion, fire, theft or breakage, by sprinkler, drainage or plumbing systems, by failure for any cause to supply adequate drainage, by the interruption of any public utility or service, by steam, gas, water, rain or other substances leaking, issuing or flowing into any part of the Premises, by natural occurrence, acts of the public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or for any damage or inconvenience which may arise through repair, maintenance or alteration of any part of the Building, or by anything done or omitted to be done by any tenant, occupant or person in the Building. In addition, none of the Indemnitees shall be liable for any loss or damage for which Tenant is required to insure, nor for any loss or damage resulting from any construction, alterations or repair, provided that such loss or damage is not caused by the gross negligence or willful misconduct of any such Indemnitee.

Section 25.2     Tenant's Indemnity. Tenant shall not do or permit to be done any act or thing upon the Premises, the Building or the Project which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Except to the extent of any such injury or damage resulting from the negligence or willful misconduct of Landlord or Landlord's agents, employees, representatives, contractors, or invitees, Tenant shall indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses, resulting from any claims (i) against the Indemnitees arising from any act, omission or negligence of any Tenant Party, (ii) against the Indemnitees arising from any accident, injury or damage to any person or to the property of any person and occurring in or about the Premises, and (iii) against the Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed.

Section 25.3     Landlord's Indemnity. Except to the extent that any such claim results from the negligence or willful misconduct of Tenant, Tenant Parties or Tenant's contractors, Landlord shall indemnify, defend, protect and hold harmless Tenant from and against all Losses incurred by Tenant arising from any accident, injury or damage to any person or the property of any person in or about the Common Areas (specifically excluding the Premises) to the extent attributable to the gross negligence or willful misconduct of Landlord, or its employees, agents, representatives, or contractors, or (ii) a breach of any representation or warranty made by Landlord or of any other covenant condition or obligation to be performed by Landlord under this Lease.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 25.4     Defense and Settlement. If any claim, action or proceeding is made or brought against any Indemnitee, then upon demand by an Indemnitee, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee's name (if necessary), by attorneys approved by the Indemnitee, which approval shall not be unreasonably withheld (attorneys for Tenant's insurer shall be deemed approved for purposes of this Section 25.4). Notwithstanding the foregoing, an Indemnitee may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Tenant's liability insurance carried under Section 11.1 for such claim and Tenant shall pay the reasonable fees and disbursements of such attorneys. If Tenant fails to diligently defend or if there is a legal conflict or other conflict of interest, then Landlord may retain separate counsel at Tenant's expense. Notwithstanding anything herein contained to the contrary, Tenant may direct the Indemnitee to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Indemnitee other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant at the time such settlement is reached, (c) such settlement shall not require the Indemnitee to admit any liability, and (d) the Indemnitee shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

ARTICLE 26

MISCELLANEOUS

Section 26.1     Delivery. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant.

Section 26.2     Transfer of Project. Provided that the transferee assumes in writing the obligations of Landlord hereunder arising from and after the Landlord Transfer (defined below), Landlord's obligations under this Lease shall not be binding upon the Landlord named herein after the sale, conveyance, assignment or transfer (collectively, a "Landlord Transfer") by such Landlord (or upon any subsequent landlord after the Landlord Transfer by such subsequent landlord) of its interest in the Building or the Project, as the case may be, and in the event of any such Landlord Transfer, Landlord (and any such subsequent Landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder arising from and after the date of the Landlord Transfer, and the transferee of Landlord's interest (or that of such subsequent Landlord) in the Building or the Project, as the case may be, shall be deemed to have assumed all obligations under this Lease arising from and after the date of the Landlord Transfer.

Section 26.3     Limitation on Liability. The liability of Landlord for Landlord's obligations under this Lease and any other documents executed by Landlord and Tenant in connection with this Lease (collectively, the "Lease Documents") shall be limited to Landlord's interest in the Building and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the "Parties") in seeking either to enforce Landlord's obligations under the Lease Documents or to satisfy a judgment for Landlord's failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord's obligations under the Lease Documents.

Section 26.4     Rent. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant's Tax Payment, Tenant's Operating Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 26.5     Entire Document. This Lease (including any Schedules and Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, provided that in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control.

Section 26.6     Governing Law. This Lease shall be governed in all respects by the laws of the State of California.

Section 26.7     Unenforceability. If any provision of this Lease, or its application to any person or entity or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other person or entity or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

Section 26.8     Lease Disputes.

(a)      Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of California or the United States District Court for the Central District of California and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Tenant agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.

(b)     To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.

Section 26.9     Landlord's Agent. Unless Landlord delivers notice to Tenant to the contrary, Landlord's Agent is authorized to act as Landlord's agent in connection with the performance of this Lease, and Tenant shall be entitled to rely upon correspondence received from Landlord's Agent. Tenant acknowledges that Landlord's Agent is acting solely as agent for Landlord in connection with the foregoing; and neither Landlord's Agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with, this Lease, the Building or the Project.

Section 26.10     Estoppel. Within ten (10) Business Days following request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (a) stating the Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional Rent then payable, (c) stating whether or not, to the best of Tenant's knowledge, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (d) stating the amount of the Letter of Credit, if any, and/or the Security Deposit, if any, under this Lease, (e) stating whether there are any subleases or assignments affecting the Premises, (f) stating the address of Tenant to which all notices and communications under the Lease shall be sent, and (g) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 26.10 may be relied upon by any purchaser or owner of the Project or the Building, or all or any portion of Landlord's interest in the Project or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 26.11     Certain Interpretational Rules. For purposes of this Lease, whenever the words "include", "includes", or "including" are used, they shall be deemed to be followed by the words "without limitation" and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question. The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

Section 26.12     Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective legal representatives, successors, and assigns.

Section 26.13     Memorandum of Lease. This Lease shall not be recorded; however, at Landlord's request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording and Landlord may record the memorandum at Landlords cost. Within ten (10) days after the end of the Term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the memorandum of record at Landlord's cost.

Section 26.14     Counterparts. This Lease and any other Lease Documents may be executed in two (2) or more counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each party that delivers counterparts electronically or via facsimile shall endeavor thereafter to deliver counterparts containing original signatures to the other party; however, the failure to deliver counterparts containing original signatures shall not affect the validity of any counterparts previously delivered electronically or via facsimile. Each counterpart of this Lease (or of any of the other Lease Documents, as the case may be) shall be deemed to be an original thereof, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall constitute one and the same instrument.

Section 26.15     Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

Section 26.16     Code Waivers. Tenant hereby waives any and all rights under and benefits of Subsection 1 of Section 1931, 1932, Subdivision 2, 1933, Subdivision 4, 1941, 1942 and 1950.7 (providing that a Landlord may only claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises) of the California Civil Code, Section 1265.130 of the California Code of Civil Procedure (allowing either party to petition a court to terminate a lease in the event of a partial taking), and Section 1174(c) of the California Code of Civil Procedure and Section 1951.7 of the California Civil Code (providing for Tenant's right to satisfy a judgment in order to prevent a forfeiture of this Lease or requiring Landlord to deliver written notice to Tenant of any reletting of the Premises), and any similar law, statute or ordinance now or hereinafter in effect.

Section 26.17     Hazardous Substance Disclosure. California law requires landlords to disclose to tenants the presence or potential presence of certain Hazardous Materials. Accordingly, Tenant is hereby advised that occupation of the Premises and use of the common areas of the Project may lead to exposure to Hazardous Materials such as, but not limited to, gasoline, diesel and other vehicle fluids, vehicle exhaust, office maintenance fluids, tobacco smoke, and building materials containing chemicals, such as formaldehyde. In addition, California's Proposition 65, Health and Safety Code Section 25249.6 et. seq., requires notice that some of these Hazardous Materials are known by the State of California to cause cancer or reproductive harm.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 26.18     Inability to Perform. This Lease and the obligation of Tenant to pay Rent and to perform all of the other covenants and agreements of Tenant hereunder shall not be affected, impaired or excused by any Unavoidable Delays. Landlord shall use reasonable efforts to promptly notify Tenant of any Unavoidable Delay which prevents Landlord from fulfilling any of its obligations under this Lease.

Section 26.19     Intentionally Omitted.

Section 26.20     Financial Statements. Within ten (10) Business Days after Landlord's written request, which request shall only be made in connection with a sale or refinancing of the Project or in the Event of Default, Tenant shall deliver to Landlord (i) Tenant's audited financial statements for the most recently completed fiscal year or (ii) if audited statements for Tenant are not prepared, then unaudited financial statements for the most recent fiscal year of Tenant which shall be certified to be true and correct by Tenant's Chief Financial Officer. Upon Landlord's request, Tenant shall provide such additional information as Landlord may reasonably request to enable Landlord to assess the credit-worthiness of Tenant as a tenant of the Building. Landlord shall endeavor to ensure that all financial statements furnished by Tenant are kept confidential by Landlord and any Mortgagee or prospective purchaser that may receive the same, and that such statements are used only for the purpose of assessing the credit-worthiness of Tenant as a tenant of the Building. Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that "controls" Tenant or is otherwise an "affiliate" of Tenant) is publicly traded on a national stock exchange, and (ii) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise affiliates of Tenant), then Tenant's obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied.

Section 26.21     Development of the Project.

(a)     In General. Landlord reserves the right to subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision. If portions of the Project or property adjacent to the Project (collectively, the "Other Improvements") are owned or later acquired by an entity other than Landlord or an affiliate of Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, provided that Tenant's rights under this Lease are not materially impaired, (iii) for the allocation of a portion of the Operating Expenses and Taxes to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to convey all or any portion of the Project or any other of Landlord's rights described in this Lease.

(b)     Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, or any part of the Project and that no representations respecting the condition of the Premises or the Project have been made by Landlord to Tenant except as may be specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord may during the Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project, the Building and/or the Premises, including without limitation the Common Areas, the Building Systems, the roof and structural portions of the Building, which Renovations may include, without limitation, (i) converting subterranean levels of the Building from storage space to parking facilities, (ii) modifying the Common Areas and tenant spaces to comply with applicable Requirements, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Common Areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall use commercially reasonable efforts to minimize interference with Tenant's business operations and shall, to the extent practical, perform any work on Tenant's floor(s) after normal working hours. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions, provided that the foregoing shall not limit Landlord's liability, if any, pursuant to applicable Requirements for personal injury and property damage to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 26.22     Tax Status of Beneficial Owner. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 et seq. of the Tax Code and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to reasonably cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Section 26.22 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord's other rights under this Section 26.22, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises. Landlord shall bear the entirety of any costs and expenses incurred by Tenant in connection with this Section 26.23 including, without limitation, legal fees, and Landlord shall promptly reimburse Tenant for all such costs paid by Tenant.

Section 26.23     Authority. If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) Business Days after request by Landlord, deliver to Landlord satisfactory evidence of such authority, and, upon demand by Landlord, Tenant shall also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of formation and (ii) qualification to do business in California.

Section 26.24     Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 26.25     Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of any failure to provide services, utilities or access to the Premises to the extent Landlord is obligated to provide same under this Lease (any such set of circumstances to be known as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive Business Days after Landlord’s receipt of any such notice, (the “Eligibility Period”), then the Fixed Rent, Tenant’s Tax Payment, and Tenant’s Operating Payment shall be abated or reduced, as the case may be, after the expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Fixed Rent, Tenant’s Tax Payment, and Tenant’s Operating Payment for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Fixed Rent, Tenant’s Tax Payment, and Tenant’s Operating Payment shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event. To the extent Tenant is entitled to abatement without regard to the Eligibility Period because of an event described in Section 11.3 or Article 12 of this Lease, then the Eligibility Period shall not be applicable. Except as provided in this Section 26.25, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

Section 26.26     Reasonableness and Good Faith. Except for (i) matters for which there is a standard of consent or discretion specifically set forth in this Lease, (ii) matters which could have an adverse effect on the structure of the Building or the Building Systems, or which could affect the exterior appearance of the Building, or (iii) matters covered by Article 15 (Defaults; Remedies) of this Lease (collectively, the "Excepted Matters"), any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld, conditioned or delayed, and, except with regard to the Excepted Matters, whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably; provided, however, Landlord and Tenant shall act in good faith at all times under this Lease.

Section 26.27     Fitness Center. Landlord and Tenant hereby acknowledge and agree that Landlord has constructed a fitness center (the "Fitness Center") at the Project to service tenants of the Project. The employees of Tenant shall have the non-exclusive right during the Term to use the Fitness Center without additional membership fees or charges. The Fitness Center may be modified, altered, relocated or otherwise changed by Landlord from time to time during the Lease Term, in Landlord's discretion. Additionally, Landlord shall have the right at any time during the Term to terminate the operation of the Fitness Center, provided, however, that in no event shall Landlord exercise such right during the initial five (5) years of the Term. Landlord reserves the right to control the manner and hours in which the Fitness Center is maintained and operated. Tenant shall comply with such rules, regulations and requirements relating to the Fitness Center as Landlord may from time to time promulgate. Tenant hereby acknowledges and agrees that the costs associated with the Fitness Center shall be included in Operating Expenses for purposes of this Lease.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

ARTICLE 27

LETTER OF CREDIT

Section 27.1     Form of Letter of Credit; Letter of Credit Amount. Tenant shall, within two (2) weeks following Tenant's execution and delivery of this Lease (the "Letter of Credit Delivery Date"), deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the "Letter of Credit"), in the form attached hereto as Exhibit H and containing the terms required herein, payable in the City of Los Angeles, California, running in favor of Landlord and issued by a solvent, nationally recognized bank with a long term rating of A or higher (by Standard Poor's) or a long term rating of A2 or higher (by Moody's), under the supervision of the Superintendent of Banks of the State of California, or a national banking association, in the amount of $407,566.00 (the "Letter of Credit Amount"). In no event shall Landlord be obligated to disburse any portion of the Tenant Improvement Allowance until Landlord has received the Letter of Credit in compliance with the terms of this Article 27. The Letter of Credit shall (i) be "callable" at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period from the Commencement Date and continuing until the date (the "LC Expiration Date") that is one hundred twenty (120) days after the expiration of the Term (as the same may be extended), and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least ninety (90) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590. If Tenant exercises its option to extend the Term pursuant to Section 2.5 of this Lease then, not later than ninety (90) days prior to the commencement of the Renewal Term, Tenant shall deliver to Landlord a new Letter of Credit or certificate of renewal or extension evidencing the LC Expiration Date as one hundred twenty (120) days after the expiration of the Renewal Term. The form and terms of the Letter of Credit and the bank issuing the same (the "Bank") shall be acceptable to Landlord, in Landlord's sole discretion. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (1) such amount is due to Landlord under the terms and conditions of this Lease, or (2) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, "Bankruptcy Code"), or (3) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (4) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date or (5) the long term rating of the Bank has been downgraded to BBB or lower (by Standard & Poor's) or Baa2 or lower (by Moody's) and Tenant has failed to deliver a new Letter of Credit from a bank with a long term rating of A or higher (by Standard & Poor's) or A2 or higher (by Moody's) and otherwise meeting the requirements set forth in this Article 27 within thirty (30) days following notice from Landlord. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord's right to draw upon the Letter of Credit.

Section 27.2     Transfer of Letter of Credit by Landlord. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant's consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity, as a part of the assignment by Landlord of its rights and interests in and to this Lease or as may be required by a Mortgagee. In the event of a transfer of Landlord's interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord, without any further agreement between the parties, shall be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant's sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank's transfer and processing fees in connection therewith, provided that in no event shall Tenant be liable for any such costs more than three (3) times during the initial Term.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 27.3     Maintenance of Letter of Credit by Tenant. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 27, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 15.1 of this Lease, the same shall constitute an incurable Event of Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than ninety (90) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Article 27, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Article 27, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord's other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant's creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

Section 27.4     Landlord's Right to Draw Upon Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant's breach or default. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a "draw" by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

Section 27.5     Letter of Credit Not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a "security deposit" within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a "security deposit" within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context ("Security Deposit Laws") shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

Section 27.6     Reduction in Letter of Credit Amount. To the extent that Tenant is not in default under this Lease effective as of the applicable Reduction Date (defined below) and has not been in default under this Lease, beyond any applicable notice and cure period prior to the Reduction Date, then the Letter of Credit Amount shall be reduced by twenty-five percent (25%) on (i) the first day of the twenty-fifth (25th) month of the Term, (ii) the first day of the thirty-seventh (37th) month of the Term, and (iii) the first day of the forty-ninth (49th) month of the Term (each date referenced in items (i) through (iii) above shall be referred to herein as the "Reduction Date"). To the extent that Tenant is entitled to a reduction of the Letter of Credit pursuant to the terms of this Section 27.6, then Tenant shall have the right to reduce the Letter of Credit Amount as set forth above via the delivery to Landlord of either (x) an amendment to the existing Letter of Credit (in form and content reasonably acceptable to Landlord) modifying the Letter of Credit Amount to the amount then required under this Article 27, or (y) an entirely new Letter of Credit (in the form and content otherwise required in this Article 27) in the total Letter of Credit Amount then required under this Article 27.

ARTICLE 28

PARKING

Tenant shall have the right, but not the obligation, to rent from Landlord, commencing on the Commencement Date, up to twenty-four (24) unreserved parking passes on a monthly basis throughout the Term, which parking passes shall pertain to the Project parking facility servicing the Project ("Project Parking Facility"). Additionally, Tenant shall have the right to convert up to three (3) of the unreserved parking passes allocated to Tenant to reserved parking spaces. The location of any reserved parking spaces rented by Tenant shall be determined by Landlord Tenant may change the number of parking passes rented pursuant to this Article 28 upon thirty (30) days prior written notice to Landlord, provided that in no event shall Tenant be entitled to rent more than the amount and type of parking passes allotted to Tenant as set forth in this Article 28 above. Landlord shall have the right to provide parking for the Project at off-site locations other than the Project Parking Facility (without relocating Tenant's passes for the Project Parking Facility as specified above), and in such event, said off-site parking areas shall be deemed part of the Project for purposes of this Lease, provided that any such off-site parking areas shall be located within a four (4) minute to and from the Building. Landlord shall have the right to change, delete or modify such off-site parking areas. Tenant shall pay to Landlord for automobile parking passes on a monthly basis the prevailing rate charged from time to time at the location of such parking passes. The prevailing rate charged for parking passes as of the date hereof is (i) $187.20 for each unreserved parking pass, and (ii) $256.88 for each single reserved parking space. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the Project Parking Facility by Tenant. Tenant's continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Project Parking Facility, including any sticker or other identification system established by Landlord or an operator of the Project Parking Facility, Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Tenant's insurance and indemnification obligations in Articles 11 and 25 of this Lease shall be fully applicable to Tenant's use of the Project parking facility. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project Parking Facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project Parking Facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

[signatures appear on following page]

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD: ARBORETUM COURTYARD, L.L.C., a Delaware limited liability company By:_____________________________ Name:__________________________ Its:_____________________________	TENANT: CATASYS, INC., a California corporation By: Name: Title: By: Name: Title:

789956.06/WLA 377061-00006/sb/sb	Arboretum Courtyard [Catasys, Inc.]

EXHIBIT A

Floor Plan of Premises

The floor plan which follows is intended solely to identify the general location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT A -1-	Arboretum Courtyard [Catasys, Inc.]

EXHIBIT B

Definitions

Base Rate: The annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its "base rate" (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its "base rate").

Building Standard Installations: The type of core and shell improvements typically provided by Landlord in connection with the initial occupancy of tenants in the Building.

Building Systems: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, fire and life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises (excluding, however, supplemental HVAC systems of tenants, sprinklers and the horizontal distribution systems within and servicing the Premises and by which mechanical, electrical, plumbing, sanitary, heating, ventilating and air conditioning, security, life-safety and other service systems are distributed from the base Building risers, feeders, panelboards, etc. for provision of such services to the Premises).

Business Days: All days, excluding Saturdays, Sundays and Observed Holidays.

Common Areas: The lobby, plaza and sidewalk areas, subterranean parking facilities (if any) and other similar areas of general access and the areas on individual multi-tenant floors in the Building devoted to corridors, elevator lobbies, restrooms, and other similar facilities serving the Premises.

Comparable Buildings: Class A office buildings located in the media and entertainment district of Santa Monica, California, including the following buildings: Lantana Center, 2700 Colorado, Colorado Center, Water Garden, 2041-2115 Colorado Ave., Santa Monica Gateway, Westside Media Center, and 2100-2110 Colorado Ave.

Excluded Expenses: (a) Taxes; (b) franchise or income taxes imposed upon Landlord; (c) mortgage amortization and interest, except to the extent the same may be included in Operating Expenses pursuant to the terms of Section 7.1(e) of this Lease; (d) leasing commissions; (e) the cost of tenant installations and decorations incurred in connection with preparing space for any Building tenant, including work letters and concessions; (f) fixed rent under Superior Leases, if any; (g) management fees to the extent in excess of the greater of (A) three and one-half percent (3.5%) of the gross rentals and other revenues collected for the Project, and (B) fees charged by Landlord or related entities for the management by any of them of other first class properties in the area of the Building; (h) wages, salaries and benefits paid to any persons above the grade of property manager or chief engineer (or employees with equivalent responsibilities regardless of job title) and their respective immediate supervisors; (i) legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Project or any part of either, or (C) negotiations of leases, contracts of sale or mortgages; (j) costs of services provided to other tenants of the Building on a "rent-inclusion" basis which are not provided to Tenant on such basis; (k) costs that are reimbursed out of insurance, warranty or condemnation proceeds, or which are reimbursed by Tenant or other tenants other than pursuant to an expense escalation clause; (l) costs in the nature of penalties or fines; (m) except with respect to management fees (which are subject to (g) above),costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an "arm's length" or unrelated situation for comparable services, supplies or repairs; (n) allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building; (o) advertising and promotional expenses in connection with leasing of the Building; (p) the costs of installing, operating and maintaining a specialty improvement, including a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club unless Tenant is permitted to make use of such facility without additional cost (other than payments for key deposits, use of towels or other incidental items) or on a subsidized basis consistent with other users; (q) any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord's failure to timely pay Operating Expenses or Taxes; (r) costs incurred to comply with applicable Requirements relating to any Hazardous Materials which were in existence in the Building or on the Project prior to the date of this Lease, and were of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such Hazardous Materials or other remedial or containment action with respect thereto (the “Pre-Existing Hazardous Materials”); (s) costs incurred to remove, remedy, contain, or treat Hazardous Materials, which Hazardous Materials are brought into the Building or onto the Project after the date of this Lease by Landlord, any other tenant of the Building or any third party and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions, that it then existed in the Building or on the Project, would have then required the removal of such Hazardous Materials or other remedial or containment action with respect thereto; (t) the cost of capital improvements other than those expressly included in Operating Expenses pursuant to Section 7.1; (u) interest, fines or penalties for late payment or violations of applicable Requirements by Landlord, and (v) costs of replacements, alterations or improvements necessary to make the Building or the Project comply with applicable Requirement in effect and applicable to the Building and/or the Project prior to the date of this Lease, except to the extent the need for such replacements, alterations or improvements is caused by Tenant Parties (in which case Tenant shall nonetheless be responsible for such costs in accordance with Article 8 of this Lease), provided, however, that the provisions of this sub-item (v) shall not preclude the inclusion of costs of compliance with applicable Requirements enacted prior to the date of this Lease if such compliance is required for the first time by reason of any amendment, modification or reinterpretation of an applicable Requirement which is imposed after the date of this Lease.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT B -1-	Arboretum Courtyard [Catasys, Inc.]

Governmental Authority: The United States of America, the City of Santa Monica, County of Los Angeles, or State of California, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Project.

Hazardous Materials: Any substances, materials or wastes currently or in the future deemed or defined in any Requirement as "hazardous substances," "toxic substances," "contaminants," "pollutants" or words of similar import.

HVAC System: The Building System designed to provide heating, ventilation and air conditioning.

Indemnitees: Landlord, Landlord's Agent, each Mortgagee and Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, members, managers, trustees, beneficiaries, employees, principals, contractors, servants, agents, and representatives.

Lease Year: The first Lease Year shall commence on the Commencement Date and shall end on the last day of the calendar month preceding the month in which the first anniversary of the Commencement Date occurs. Each succeeding Lease Year shall commence on the day following the end of the preceding Lease Year and shall extend for twelve (12) consecutive months; provided, however, that the last Lease Year shall expire on the Expiration Date.

Lessor: A lessor under a Superior Lease.

Losses: Any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys' fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises, the Building or the Project or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies.

Mortgage(s): Any mortgage, trust indenture or other financing document which may now or hereafter affect the Premises, the Project, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT B -2-	Arboretum Courtyard [Catasys, Inc.]

Mortgagee(s): Any mortgagee, trustee or other holder of a Mortgage.

Observed Holidays: New Year's Day, Martin Luther King Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, plus days observed by the State of California, the City of Santa Monica as holidays, and/or any local union recognized holidays.

Ordinary Business Hours: 8:00 a.m. to 6:00 p.m. on Business Days and 9:00 a.m. to 1:00 p.m. on Saturdays.

Prohibited Use: Any use or occupancy of the Premises that in Landlord's reasonable judgment would: (a) cause damage to the Project, the Building or any equipment, facilities or other systems therein; (b)  impair the appearance of the Building or Project; (c)  interfere with the efficient and economical maintenance, operation and repair of the Premises, the Building or the Project or the equipment, facilities or systems thereof; (d)  adversely affect any service provided to, and/or the use and occupancy by, any Project or Building tenant or occupant, and/or injure or annoy any Project or Building tenant or occupants by reason of noise, odors, or vibrations; (e) violate the certificate of occupancy issued for the Premises, the Building or the Project; (f) materially and adversely affect the first-class image of the Building or Project; or (g) result in protests or civil disorder or commotions at, or other disruptions of the normal business activities in, the Project. Prohibited Use also includes the use of any part of the Premises for: (i) a restaurant or bar; (ii) the preparation, consumption, storage, manufacture or sale of food or beverages (except in connection with vending machines (provided that each machine, where necessary, shall have a waterproof pan thereunder and be connected to a drain) and/or warming kitchens installed for the use of Tenant's employees only), liquor, tobacco or drugs; (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant's own business); (iv) a school or classroom; (v) lodging or sleeping; (vi) the operation of retail facilities (meaning a business whose primary patronage arises from the generalized solicitation of the general public to visit Tenant's offices in person without a prior appointment) of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (vii) a payroll office; (viii) a barber, beauty or manicure shop; (ix) an employment agency or similar enterprise; (x) offices of any Governmental Authority, any foreign government, the United Nations, or any agency or department of the foregoing; (xi) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in the Premises; (xii) the rendering of medical, dental or other therapeutic or diagnostic services; or (xiii) any illegal purposes or any activity constituting a nuisance.

Requirements: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including, without limitation, (A) the Americans With Disabilities Act, 42 U.S.C. §12101 (et seq.), and any law of like import, and all rules, regulations and government orders with respect thereto, and (B) any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters and landmarks protection, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Project or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all requirements of all insurance bodies affecting the Premises, (iv) utility service providers, and (v) Mortgagees or Lessors. "Requirements" shall also include the terms and conditions of any certificate of occupancy issued for the Premises or the Building, and any other covenants, conditions or restrictions affecting the Building and/or the Project from time to time.

Rules and Regulations: The rules and regulations annexed to and made a part of this Lease as Exhibit F, as they may be modified from time to time by Landlord.

Specialty Alterations: Alterations and Tenant Improvements which are not standard office installations such as kitchens, executive bathrooms, raised computer floors, computer room installations, supplemental HVAC equipment, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, conveyors, dumbwaiters, and other Alterations or Tenant Improvements of a similar character. All Specialty Alterations are Above-Building Standard Installations.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT B -3-	Arboretum Courtyard [Catasys, Inc.]

Substantial Completion: As to any construction performed by any party in the Premises, "Substantial Completion" or "Substantially Completed" means that such work has been completed, as reasonably determined by Landlord's architect, in accordance with (a) the provisions of this Lease applicable thereto, (b) the plans and specifications for such work, and (c) all applicable Requirements, except for minor details of construction, decoration and mechanical adjustments, if any, the noncompletion of which does not materially interfere with Tenant's use of the Premises or which in accordance with good construction practices should be completed after the completion of other work in the Premises or Building.

Superior Lease(s): Any ground or underlying lease of the Project or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.

Tax Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.

Tenant Delay: Any action or inaction by Tenant, which actually delays Landlord in fulfilling any of Landlord's obligations under this Lease.

Tenant-Insured Improvements: All Tenant Improvements, Alterations and any other alterations, modifications or tenant improvements in the Premises, regardless of whether such Tenant Improvements, Alterations, or other alterations, modifications or tenant improvements are installed by Landlord or Tenant.

Tenant Party: Tenant and any subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees.

Tenant's Property: Tenant's movable fixtures and movable partitions, telephone and other equipment, computer systems, telecommunications, data and other cabling, trade fixtures, furniture, furnishings, and other items of personal property which are removable without material damage to the Building.

Unavoidable Delays: Landlord's inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by Landlord or Landlord's inability to make or delay in making any repairs, additions, alterations, improvements or decorations or Landlord's inability to supply or delay in supplying any equipment or fixtures, if Landlord's inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond Landlord's reasonable control, including governmental preemption in connection with a national emergency, Requirements or shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or material delays caused by Tenant or other tenants, mechanical breakdown, acts of God, acts of war, enemy action, terrorism, bio-terrorism, civil commotion, fire or other casualty.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT B -4-	Arboretum Courtyard [Catasys, Inc.]

EXHIBIT C

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the "Tenant Improvements," as that term is defined in Section 2.1 below, in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of "the Lease" shall mean the relevant portion of Articles 1 through 28 of the Lease to which this Tenant Work Letter is attached as Exhibit C and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portion of Sections 1 through 5 of this Tenant Work Letter. All initially capitalized words not separately defined herein shall have the meanings given to such words in the Lease.

SECTION 1

CONSTRUCTION DRAWINGS FOR THE PREMISES

1.1     Construction of Demising Work; Corridor Work.

1.1.1     Demising Work. Landlord and Tenant hereby acknowledge and agree that, as of the date hereof, the Premises comprises a portion of a larger undemised space (the "Adjacent Space"). Landlord, as part of the Tenant Improvements (defined in Section 2.1 below), shall cause the Premises to be separately demised from the Adjacent Space by the construction of a new, Building-standard demising wall (the "Demising Wall"), which Demising Wall shall be installed in the location approximately depicted on Schedule 1, attached hereto (the exact location of which shall be reasonably approved by Landlord and Tenant) (the "Demising Work"). Such Demising Work may include, without limitation, (i) the separation of all mechanical, electrical, plumbing ("MEP") and HVAC systems affected thereby and any necessary balancing of the HVAC in the Premises and the Adjacent Space, (ii) the closure of the ceilings on both sides of the Demising Wall, (iii) the performance of all work required to ensure that all HVAC, fire sprinklers and fire/life safety systems, lights and outlets on each side of the Demising Wall shall be fully operational and in compliance with applicable Requirements, (iv) the installation of studs, acoustical insulation and dry wall ready for finish on both sides of the Demising Wall and any necessary penetrations, fire dampers and sound traps, and (v) the painting and/or finishing of both sides of the Demising Wall. All costs incurred by Landlord in connection with the Demising Work shall be deducted from the Tenant Improvement Allowance (defined in Section 2.1, below).

1.1.2     Corridor Work. Landlord and Tenant hereby acknowledge and agree that, Landlord will have to (i) reconfigure the corridor designated on Schedule 2, attached hereto, and (ii) install a Building standard door in the location designated on Schedule 2, attached hereto, in order to provide proper exiting for the Premises (the work referenced in item (i) and (ii) above shall collectively be referred to herein as the "Corridor Work"). The Corridor Work shall be completed by Landlord in accordance with Building standards. Tenant shall have no right to modify or alter the Corridor Work. All costs incurred by Landlord in connection with the Corridor Work shall be deducted from the Tenant Improvement Allowance.

SECTION 2

TENANT IMPROVEMENT ALLOWANCE

2.1     Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the "Tenant Improvement Allowance") in the amount of $354,105.00 (i.e., $45.00 per rentable square foot of the Premises) for the costs relating to the initial design and construction of Tenant's improvements which are permanently affixed to the Premises (the "Tenant Improvements"). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT C -1-	Arboretum Courtyard [Catasys, Inc.]

2.2     Unused Tenant Improvement Allowance. Subject to the terms hereof, provided that Tenant is not in default of this Lease, upon notice from Tenant to Landlord, Tenant shall be entitled to use up any unused portion of the Tenant Improvement Allowance (i) for the installation of cabling in the Premises, (ii) for the purchase of furniture, fixture and equipment in the Premises, or (iii) as a credit against the next monthly Fixed Rent due under this Lease (the items referenced in (i) and (ii) above shall be referred to herein as the "Reimbursable Items". In the event that Tenant desires to use any unused Tenant Improvement Allowance for the Reimbursable Items, then Tenant shall submit invoices to Landlord, marked as having been paid, and such other documentation as may be required by Landlord, and such expenses shall be reimbursed by Landlord to Tenant within forty-five (45) days after Landlord's receipt of such invoices and documentation. Notwithstanding anything contained herein to the contrary, in the event that Tenant Improvement Allowance is not fully utilized by Tenant under this Tenant Work Letter (whether for Tenant Improvements, Reimbursable Items or as a credit against Base Rent, as and to the extent permitted hereunder) on or before December 31, 2019, then such unused amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto.

2.3     Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process) for costs related to the construction of the Tenant Improvements and for the following items and costs (collectively, the "Tenant Improvement Allowance Items"): (i) payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of any changes in the Base Building when such changes are required by the Construction Drawings; and (iii) the cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the "Code").

2.4     Standard Tenant Improvement Package. Landlord has established specifications (the "Specifications") for the Building standard components to be used in the construction of the Tenant Improvements in the Premises (collectively, the "Building Standards"), which Specifications shall be supplied to Tenant by Landlord. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord's option, require the Tenant Improvements to comply with certain Specifications. Landlord may make changes to the Specifications for the Building Standards from time to time.

SECTION 3

CONSTRUCTION DRAWINGS

3.1     Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner reasonably approved by Landlord (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. Tenant shall retain the engineering consultants designated by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work of the Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord's approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT C -2-	Arboretum Courtyard [Catasys, Inc.]

3.2     Final Space Plan. On or before the date set forth in Schedule 3, attached hereto, Tenant and the Architect shall prepare the final space plan for Tenant Improvements in the Premises (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord's approval. At Landlord's option, prior to the submission of the "Final Working Drawings," as that term is defined in Section 3.3, below, Tenant shall supply Landlord with intermediate stages of the Construction Drawings.

3.3     Final Working Drawings. On or before the date set forth in Schedule 3, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval.

3.4     Permits. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of the construction of the Tenant Improvements. Landlord shall be responsible for obtaining applicable building permits in connection with the construction of the Tenant Improvements (the "Permits"), provided that to the extent that Landlord shall be unable to obtain or is delayed in obtaining the Permits due to the design of the Tenant Improvements, as set forth in the Approved Working Drawings, including, without limitation, due to the failure of the Approved Working Drawings, or the improvements set forth therein, to comply with applicable governmental laws, rules, regulations or requirements (in any event, a "Tenant Caused Permit Failure"), such delay shall be considered a "Tenant Delay," as that term is defined in Section 5.2 of this Tenant Work Letter. Tenant shall cooperate with all Landlord requests in connection with Landlord's obtaining of the Permits and/or matters affecting Landlord's ability to obtain the Permits.

3.5     Change Orders. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings if such change would directly or indirectly delay the "Substantial Completion" of the Premises as that term is defined in Section 5.1 of this Tenant Work Letter.

3.6     Time Deadlines. Tenant shall use its best, good faith, efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor for approval of the "Cost Proposal," as that term is defined in Section 4.2 of this Tenant Work Letter, as soon as possible after the execution of the Lease, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant's progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 3 (the "Time Deadlines"), attached hereto. Tenant agrees to comply with the Time Deadlines.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1     Contractor. The contractor that shall construct the Tenant Improvements (the "Contractor") shall be selected by Landlord. Landlord shall independently retain Contractor, on behalf of Tenant, to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT C -3-	Arboretum Courtyard [Catasys, Inc.]

4.2     Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the design and construction of the Tenant Improvements (the "Cost Proposal"). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the "Cost Proposal Delivery Date".

4.3     Construction of Tenant Improvements by Contractor under the Supervision of Landlord.

4.3.1     Over-Allowance Amount. On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the "Over-Allowance Amount") equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Tenant Improvement Allowance. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord's request as an addition to the Over-Allowance Amount. All Tenant Improvements paid for by the Over-Allowance Amount shall be deemed Landlord's property under the terms of the Lease. Tenant hereby acknowledges and agrees that Tenant shall be responsible for all costs associated with the Tenant Improvements to the extent the same exceed the Tenant Improvement Allowance (notwithstanding the content of the Cost Proposal).

4.3.2     Contractor's Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

4.3.4     Tenant's Covenants. Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Architect on the Premises or in the Building. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause Contractor and Architect to cause a Notice of Completion to be recorded in the office of the County Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute and furnish a copy thereof to Landlord upon recordation, failing which, Landlord may itself execute and file the same on behalf of Tenant as Tenant's agent for such purpose. In addition, immediately after the Substantial Completion of the Premises, Tenant shall have prepared and delivered to the Building a copy of the "as built" plans and specifications (including all working drawings) for the Tenant Improvements.

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS;
LEASE COMMENCEMENT DATE

5.1     Ready for Occupancy. The Premises shall be deemed "Ready for Occupancy" upon the Substantial Completion of the Premises including actual delivery of the Premises to Tenant in the condition required under the Lease. For purposes of this Lease, "Substantial Completion" of the Premises shall occur upon the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings (as reasonably determined by Landlord), with the exception of any punch list items and any tenant fixtures, work-stations (including any related fixture and/or equipment electrification), built-in furniture, or equipment (including security and other Tenant systems) to be installed by Tenant or under the supervision of Contractor, and as evidenced by delivery of written notice to Tenant that Substantial Completion has occurred.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT C -4-	Arboretum Courtyard [Catasys, Inc.]

5.2     Delay of the Substantial Completion of the Premises. Except as provided in this Section 5.2, the Lease Commencement Date shall occur as set forth in the Lease and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Premises or in the occurrence of any of the other conditions precedent to the Commencement Date, as set forth in of the Lease, as a direct, indirect, partial, or total result of:

5.2.1     Tenant's failure to timely approve any matter requiring Tenant's approval;

5.2.2     A breach by Tenant of the terms of this Tenant Work Letter or the Lease (including, without limitation, any failure by Tenant to pay any amount due under this Tenant Work Letter);

5.2.3     Tenant's request for changes in the Space Plan, the Tenant Improvements, or, once completed, the Approved Working Drawings, or Tenant's request for changes which cause the Approved Working Drawings to not be a logical extension of the Space Plan;

5.2.4     Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, as set forth in the Lease, or which are different from, or not included in, Landlord's standard improvement package items for the Building;

5.2.5     Changes to the base, shell and core work of the Building required by the Approved Working Drawings; or

5.2.6     Any Tenant Caused Permit Failure; or

5.2.7     Any other acts or omissions of Tenant, or its agents, or employees causing actual delays resulting in material interference to the timely occurrence of the Lease Commencement Date;

(each, a "Tenant Delay") then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Premises, the date of Substantial Completion of the Premises shall be deemed to be the date the Substantial Completion of the Premises would have occurred if no Tenant delay or delays, as set forth above, had occurred.

Notwithstanding the foregoing, no Tenant Delay shall occur unless and until Landlord has provided written notice to Tenant (a "Delay Notice") specifying the action or inaction that Landlord contends constituted a Tenant Delay. If such action or inaction is not cured within two (2) Business Days after Tenant's receipt of the Delay Notice, then a Tenant Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date such notice is received by Tenant and continuing for the number of days Substantial Completion of the Premises is delayed as a result of such action or in action; provided, however, that in no event shall Landlord be obligated to deliver more than one (1) Delay Notice the parties hereby agreeing that a Tenant Delay shall be deemed to have occurred upon the occurrence of the same (without the requirement for Landlord to deliver a Delay Notice and/or to provide the Tenant cure period provided above) for the second (2nd) and every subsequent Tenant Delay, if applicable.

5.3     Punchlist. Within thirty (30) days following the Commencement Date, Tenant shall be entitled to deliver to Landlord a punchlist of the items comprising the Tenant Improvements which require correction or completion and Landlord shall diligently perform the work necessary to complete the Tenant Improvements pursuant to the Approved Working Drawings. Landlord shall use commercially reasonable efforts to complete such punchlist items within thirty (30) days following Landlord's receipt of Tenant's notice setting forth such punchlist items.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT C -5-	Arboretum Courtyard [Catasys, Inc.]

SECTION 6

MISCELLANEOUS

6.1     Tenant's Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with Contractor's work in the Building and the Premises, Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant's data and telephone equipment) in the Premises. Prior to Tenant's entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant's actions pursuant to this Section 6.1.

6.2     Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises.

6.3     Tenant's Representative. Tenant has designated Susan Etzel as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.4     Landlord's Representative. Landlord has designated Patricia Costopoulos as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.5     Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements.

6.6     Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.7     Tenant's Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

6.8     Cooperation by Tenant. Tenant acknowledges that the timing of the completion of the Approved Work Drawings and the Tenant Improvements is of the utmost importance to Landlord. Accordingly, Tenant hereby agrees to fully and diligently cooperate with all reasonable requests by Landlord in connection with or related to the design and construction of the Tenant Improvements, and in connection therewith, shall respond to Landlord's requests for information and/or approvals, except as specifically set forth herein to the contrary, within two (2) business days following request by Landlord.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT C -6-	Arboretum Courtyard [Catasys, Inc.]

SCHEDULE 1

LOCATION OF DEMISING WALL

789956.06/WLA 377061-00006/sb/sb	SCHEDULE 1 -1-	Arboretum Courtyard [Catasys, Inc.]

SCHEDULE 2

CORRIDOR WORK

789956.06/WLA 377061-00006/sb/sb	SCHEDULE 2 -1-	Arboretum Courtyard [Catasys, Inc.]

SCHEDULE 3

TIME DEADLINES

Dates	Actions to be Performed

A.	October 15, 2018	Final Space Plan to be completed by Tenant and delivered to Landlord.

B.	November 15, 2018	Tenant to deliver Final Working Drawings to Landlord.

C.	Five (5) business days after the receipt of the Cost Proposal by Tenant	Tenant to approve Cost Proposal and deliver Cost Proposal to Landlord.

789956.06/WLA 377061-00006/sb/sb	SCHEDULE 3 -1-	Arboretum Courtyard [Catasys, Inc.]

EXHIBIT D

Design Standards

(a)     HVAC. The Building HVAC System serving the Premises is designed to maintain average temperatures within the Premises during Ordinary Business Hours of (i) not less than 68º F. during the heating season when the outdoor temperature is 40º F. or more and (ii) not more than 78º F. during the cooling season, when the outdoor temperatures are at 89º F. dry bulb with, in the case of clauses (i) and (ii), a population load per floor of not more than one person per 250 square feet of usable area, other than in dining and other special use areas per floor for all purposes, and shades fully drawn and closed, including lighting and power, and to provide at least 0.15 CFM of outside ventilation per square foot of rentable area.  Use of the Premises, or any part thereof, in a manner exceeding the foregoing design conditions or rearrangement of partitioning after the initial preparation of the Premises which interferes with normal operation of the air-conditioning service in the Premises may require changes in the air-conditioning system serving the Premises at Tenant's expense.

(b)     Electrical. The Building Electrical system serving the Premises is designed to provide electricity as follows:

(i)     High voltage (480/277 Volt) connected power for lighting, as required by applicable Requirements, and

(ii)     3.5 watts per usable square foot of low voltage (120/208 volt) connected power for convenience receptacles.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT D -1-	Arboretum Courtyard [Catasys, Inc.]

EXHIBIT E

Cleaning Specifications

GENERAL CLEANING

NIGHTLY

General Offices:

1.	All hard surfaced flooring to be swept using approved preparation.

2.	Carpet sweep all carpets, moving only light furniture (desks, file cabinets, etc. not to be moved).

3.	Hand dust and wipe clean all furniture, fixtures and window sills.

4.	Empty all waste receptacles and remove wastepaper.

5.	Wash clean all Building water fountains and coolers.

6.	Sweep all private stairways.

Lavatories:

1.	Sweep and wash all floors, using proper disinfectants.

2.	Wash and polish all mirrors, shelves, bright work and enameled surfaces.

3.	Wash and disinfect all basins, bowls and urinals.

4.	Wash all toilet seats.

5.	Hand dust and clean all partitions, tile walls, dispensers and receptacles in lavatories and restrooms.

6.	Empty paper receptacles, fill receptacles from tenant supply and remove wastepaper.

7.	Fill toilet tissue holders from tenant supply.

8.	Empty and clean sanitary disposal receptacles.

WEEKLY

1.	Vacuum all carpeting and rugs.

2.	Dust all door louvers and other ventilating louvers within a person's normal reach.

3.	Wipe clean all brass and other bright work.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT E -1-	Arboretum Courtyard [Catasys, Inc.]

NOT MORE THAN 3 TIMES PER YEAR

High dust premises complete including the following:

1.	Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

2.	Dust all vertical surfaces, such as walls, partitions, doors, door frames and other surfaces not reached in nightly cleaning.

3.	Dust all venetian blinds.

4.	Wash all windows.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT E -2-	Arboretum Courtyard [Catasys, Inc.]

EXHIBIT F

Rules and Regulations

1.     Nothing shall be attached to the outside walls of the Building. Other than Building standard blinds, no curtains, blinds, shades, screens or other obstructions shall be attached to or hung in or used in connection with any exterior window or entry door of the Premises, without the prior consent of Landlord.

2.     No sign, advertisement, notice or other lettering visible from the exterior of the Premises shall be exhibited, inscribed, painted or affixed to any part of the Premises without the prior written consent of Landlord. All lettering on doors shall be inscribed, painted or affixed in a size, color and style acceptable to Landlord.

3.     The grills, louvers, skylights, windows and doors that reflect or admit light and/or air into the Premises or Common Areas shall not be covered or obstructed by Tenant, nor shall any articles be placed on the window sills, radiators or convectors.

4.     Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord's opinion, tends to impair the reputation of the Building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

5.     Common Areas shall not be obstructed or encumbered by any Tenant or used for any purposes other than ingress of egress to and from the Premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.

6.     Except in those areas designated by Tenant as "security areas," all locks or bolts of any kind shall be operable by the Building's Master Key. No locks shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by the Building's Master Key. Tenant shall, upon the termination of its Lease, deliver to Landlord all keys of stores, offices and lavatories, either furnished to or otherwise procured by Tenant and in the event of the loss of any keys furnished by Landlord, Tenant shall pay to Landlord the cost thereof.

7.     Tenant shall keep the entrance door to the Premises closed at all times.

8.     All movement in or out of any freight, furniture, boxes, crates or any other large object or matter of any description must take place during such times and in such elevators as Landlord may prescribe. Landlord reserves the right to inspect all articles to be brought into the Building and to exclude from the Building all articles which violate any of these Rules and Regulations or the Lease. Landlord may require that any person leaving the public areas of the Building with any article to submit a pass, signed by an authorized person, listing each article being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any Tenant against the removal of property from the Premises.

9.     All hand trucks shall be equipped with rubber tires, side guards and such other safeguards as Landlord may require.

10.     No Tenant Party shall be permitted to have access to the Building's roof, mechanical, electrical or telephone rooms without permission from Landlord.

11.     Tenant shall not permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, vibrations or interfere in any way with other tenants or those having business therein.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT F -1-	Arboretum Courtyard [Catasys, Inc.]

12.     Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord. Tenant shall not cause any unnecessary labor by reason of such Tenant's carelessness or indifference in the preservation of good order and cleanliness.

13.     Tenant shall store all its trash and recyclables within its Premises. No material shall be disposed of which may result in a violation of any Requirement. All refuse disposal shall be made only though entryways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall use the Building's hauler.

14.     Tenant shall not deface any part of the Building. No boring, cutting or stringing of wires shall be permitted, except with prior consent of Landlord, and as Landlord may direct.

15.     The water and wash closets, electrical closets, mechanical rooms, fire stairs and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant where a Tenant Party caused the same.

16.     Tenant, before closing and leaving the Premises at any time, shall see that all lights, water faucets, etc. are turned off. All entrance doors in the Premises shall be kept locked by Tenant when the Premises are not in use.

17.     No bicycles, in-line roller skates, vehicles or animals of any kind (except for seeing eye dogs) shall be brought into or kept by any Tenant in or about the Premises or the Building.

18.     Canvassing or soliciting in the Building is prohibited.

19.     Employees of Landlord or Landlord's Agent shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of Landlord or in response to any emergency condition.

20.     Tenant is responsible for the delivery and pick up of all mail from the United States Post Office.

21.     Landlord reserves the right to exclude from the Building during other than Ordinary Business Hours all persons who do not present a valid Building pass. Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant and shall be liable to Landlord for all acts of such persons.

22.     No smoking shall be permitted in, on or about the Premises, the Building or the Project. Tenant shall comply with the State of California "No-Smoking" law set forth in California Labor Code Section 6404.5, or any successor statute, and any local "No-Smoking" ordinance which may be in effect from time to time and which is not superseded by such State law.

23.     Landlord shall not be responsible to Tenant or to any other person or entity for the non-observance or violation of these Rules and Regulations by any other tenant or other person or entity. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.

24.     The review/alteration of Tenant drawings and/or specifications by Landlord's Agent and any of its representatives is not intended to verify Tenant's engineering or design requirements and/or solutions. The review/alteration is performed to determine compatibility with the Building Systems and lease conditions. Tenant renovations must adhere to the Building's applicable Standard Operating Procedures and be compatible with all Building Systems.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT F -2-	Arboretum Courtyard [Catasys, Inc.]

EXHIBIT G

VIA HAND DELIVERY

____________, 20__

_________________

_________________

_________________

_________________

RE:     Lease ("Lease") dated ______________, 20__ between, ___________ as "Tenant", and Arboretum Courtyard, L.L.C., as "Landlord", for the premises located at 2120 Colorado Avenue, Santa Monica, California, Suite ______

Commencement Agreement

Dear ______________:

We have deemed the Work in Suite ______ "substantially complete" (subject to punchlist items that have been noted on the walkthroughs) as of ______________. In accordance with Articles 1 and 2 and Exhibit G of the above-referenced Lease, this letter is to confirm the following:

Premises consist of _______ square feet on the ___ floor and are hereby delivered by the Landlord as of ______________.

Commencement Date is _______________.

Tenant's Share of the Premises is ___________%.

Expiration Date is ___________, 20___ unless earlier terminated.

Should Landlord not receive a signed response within ten (10) days from the date above, the aforementioned dates shall be deemed to be accepted by Tenant.

If you concur with the aforementioned, please execute and return one original copy to my attention.

Thank you.	ACCEPTED AND AGREED:

Sincerely,	___________________________

TISHMAN SPEYER	By: _________________________

Name:_______________________

__________________	Title:________________________
Property Manager

789956.06/WLA 377061-00006/sb/sb	EXHIBIT G -1-	Arboretum Courtyard [Catasys, Inc.]

EXHIBIT H

FORM OF LETTER OF CREDIT

Form of Letter of Credit

[LETTERHEAD OF ISSUER OF LETTER OF CREDIT]

____________________ (MONTH, DAY, YEAR)

ARBORETUM COURTYARD, L.L.C.

C/O TISHMAN SPEYER PROPERTIES, L.P.

45 ROCKEFELLER PLAZA

NEW YORK, NEW YORK 10111

ATTENTION: CHIEF FINANCIAL OFFICER

REF:     IRREVOCABLE LETTER OF CREDIT NO. _____________

GENTLEMEN:

WE HEREBY OPEN OUR UNCONDITIONAL IRREVOCABLE CLEAN LETTER OF CREDIT NO. __________ IN YOUR FAVOR AVAILABLE BY YOUR DRAFT(S) AT SIGHT FOR AN AMOUNT NOT TO EXCEED IN THE AGGREGATE ($__________) EFFECTIVE IMMEDIATELY.

ALL DRAFTS SO DRAWN MUST BE MARKED "DRAWN UNDER IRREVOCABLE LETTER OF CREDIT OF [ISSUING BANK], NO. __________, DATED _______________, 20__."

THIS LETTER OF CREDIT IS ISSUED, PRESENTABLE AND PAYABLE AT OUR OFFICE AT _________________________, OR SUCH OTHER OFFICE AS WE MAY DESIGNATE BY WRITTEN NOTICE TO YOU, AND EXPIRES WITH OUR CLOSE OF BUSINESS ON ____________________. IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE AUTOMATICALLY EXTENDED FOR ADDITIONAL TWELVE MONTH PERIODS THROUGH ____________________ [INSERT DATE WHICH IS ONE-HUNDRED TWENTY (120) DAYS AFTER LEASE EXPIRATION], UNLESS WE INFORM YOU IN WRITING BY REGISTERED MAIL AT THE ABOVE ADDRESS (WITH A COPY TO TISHMAN SPEYER PROPERTIES, L.P., 45 ROCKEFELLER PLAZA, NEW YORK, NEW YORK 10111, ATTENTION: CHIEF LEGAL OFFICER) DISPATCHED BY US AT LEAST NINETY (90) DAYS PRIOR TO THE THEN EXPIRATION DATE THAT THIS LETTER OF CREDIT SHALL NOT BE EXTENDED. IN THE EVENT THIS CREDIT IS NOT EXTENDED FOR AN ADDITIONAL PERIOD AS PROVIDED ABOVE, YOU MAY DRAW HEREUNDER. SUCH DRAWING IS TO BE MADE BY MEANS OF A DRAFT ON US AT SIGHT WHICH MUST BE PRESENTED TO US BEFORE THE THEN EXPIRATION DATE OF THIS LETTER OF CREDIT. THIS LETTER OF CREDIT CANNOT BE MODIFIED OR REVOKED WITHOUT YOUR CONSENT. THIS LETTER OF CREDIT IS PAYABLE IN MULTIPLE DRAFTS AND SHALL BE TRANSFERABLE BY YOU WITHOUT ADDITIONAL CHARGE.

DRAWS MAY BE PRESENTED BY FACSIMILE TO OUR FAX NUMBER __________. IF PRESENTATION IS BY FACSIMILE, THE ORIGINAL DRAFT AND THIS LETTER OF CREDIT MUST BE SENT BY OVERNIGHT COURIER THE SAME DAY AS THE FAX PRESENTATION. IF DEMAND FOR PAYMENT IS PRESENTED BEFORE 11:00 A.M. CENTRAL TIME, PAYMENT SHALL BE MADE TO YOU OF THE AMOUNT DEMANDED IN IMMEDIATELY AVAILABLE FUNDS NOT LATER THAN 4:00 P.M. CENTRAL TIME ON THE FOLLOWING BUSINESS DAY. IF DEMAND FOR PAYMENT IS PRESENTED AFTER 11:00 A.M. CENTRAL TIME, PAYMENT SHALL BE MADE TO YOU OF THE AMOUNT DEMANDED IN IMMEDIATELY AVAILABLE FUNDS NOT LATER THAN 4:00 P.M. CENTRAL TIME ON THE SECOND BUSINESS DAY.

789956.06/WLA 377061-00006/sb/sb	EXHIBIT H -1-

WE HEREBY DO UNDERTAKE TO PROMPTLY HONOR YOUR SIGHT DRAFT OR DRAFTS DRAWN ON US, INDICATING OUR LETTER OF CREDIT NO. __________ FOR THE AMOUNT AVAILABLE TO BE DRAWN ON THIS LETTER OF CREDIT UPON PRESENTATION OF YOUR SIGHT DRAFT IN THE FORM OF SCHEDULE A ATTACHED HERETO DRAWN ON US AT OUR OFFICES SPECIFIED ABOVE DURING OUR USUAL BUSINESS HOURS ON OR BEFORE THE EXPIRATION DATE HEREOF.

EXCEPT AS EXPRESSLY STATED HEREIN, THIS UNDERTAKING IS NOT SUBJECT TO ANY AGREEMENTS, REQUIREMENTS OR QUALIFICATION. OUR OBLIGATION UNDER THIS LETTER OF CREDIT IS OUR INDIVIDUAL OBLIGATION AND IS IN NO WAY CONTINGENT UPON REIMBURSEMENT WITH RESPECT THERETO OR UPON OUR ABILITY TO PERFECT ANY LIEN, SECURITY INTEREST OR ANY OTHER REIMBURSEMENT.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED, THIS LETTER OF CREDIT IS SUBJECT TO INTERNATIONAL STANDBY PRACTICES 1998, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590.

[ISSUER OF LETTER OF CREDIT]

789956.06/WLA 377061-00006/sb/sb	EXHIBIT H -2-

SCHEDULE A

TO LETTER OF CREDIT

FOR VALUE RECEIVED

PAY AT SIGHT BY WIRE TRANSFER IN IMMEDIATELY AVAILABLE FUNDS TO _________________________ THE SUM OF U.S. $__________ DRAWN UNDER IRREVOCABLE LETTER OF CREDIT NO. __________, DATED _______________, 20__, ISSUED BY _________________________.

TO:     [ISSUER OF LETTER OF CREDIT]

____________________________

[CITY, STATE]

TABLE OF CONTENTS

789956.06/WLA 377061-00006/sb/sb	-i-	Arboretum Courtyard [Catasys, Inc.]

Schedule of Exhibits

Exhibit A	Floor Plan of Premises

Exhibit B	Definitions

Exhibit C	Tenant Work Letter

Exhibit D	Design Standards

Exhibit E	Cleaning Specifications

Exhibit F	Rules and Regulations

Exhibit G	Form of Commencement Letter

Exhibit H	Form of Letter of Credit

789956.06/WLA 377061-00006/sb/sb	-ii-	Arboretum Courtyard [Catasys, Inc.]